UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.      )

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The Brink’s Company

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The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100

Michael T. Dan
Chairman,
President and Chief Executive Officer

March 20, 2008

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of The Brink’s Company to be held at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York, on Friday, May 2, 2008, at 1:00 p.m., local time.

You will be asked to: (i) elect five directors for a term of three years; (ii) approve The Brink’s Company Non-Employee Directors’ Equity Plan; and (iii) approve an independent registered public accounting firm for the fiscal year ending December 31, 2008.

It is important that you vote, and we urge you to complete, sign, date and return the enclosed proxy in the envelope provided.

We appreciate your prompt response and cooperation.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2008

Notice Is Hereby Given that the annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 2, 2008, at 1:00 p.m., local time, at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York, for the following purposes:

1. To elect five directors for a term expiring in 2011.

2. To approve The Brink’s Company Non-Employee Directors’ Equity Plan.

3. To approve the selection of KPMG LLP as an independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2008.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on February 26, 2008 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting.

Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. We appreciate your prompt response.

Austin F. Reed
Secretary

March 20, 2008

The Annual Report to Shareholders, including financial statements, is being mailed to shareholders of record as of the close of business on February 26, 2008, together with these proxy materials, commencing on or about March 20, 2008.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 2, 2008.

•	The proxy statement and annual report to shareholders are available at http://brinkscompany.com/py/proxy08.pdf and http://brinkscompany.com/ar/Brinks07.pdf.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

THE BRINK’S COMPANY

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of The Brink’s Company (the “Company”) of proxies from holders of the Company’s common stock (hereinafter “Brink’s Common Stock”), to be voted at the annual meeting of shareholders to be held on May 2, 2008, at 1:00 p.m., local time, at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York (and at any adjournment or postponement thereof), for the purposes set forth in the accompanying notice of such meeting.

The close of business on February 26, 2008 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof. On February 26, 2008, the Company had outstanding 48,056,236 shares of Brink’s Common Stock, the holders thereof being entitled to one vote per share on all matters that the Board of Directors knows will be presented for consideration at the annual meeting.

This proxy statement and the accompanying form of proxy and Annual Report to Shareholders are being mailed to shareholders of record as of the close of business on February 26, 2008, commencing on or about March 20, 2008. The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100.

The election of directors, the approval of The Brink’s Company Non-Employee Directors’ Equity Plan and the selection of an independent registered public accounting firm are the only matters that the Board of Directors knows will be presented for consideration at the annual meeting. The shares of Brink’s Common Stock represented by proxies solicited by the Board of Directors will be voted in accordance with the recommendations of the Board of Directors on these matters unless otherwise specified in the proxy, and where the person solicited specifies a choice with respect to any matter to be acted upon, the shares of Brink’s Common Stock will be voted in accordance with the specification so made. As to any other business that may properly come before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

The Company’s bylaws provide that the chairman of the annual meeting will determine the order of business, the voting and other procedures to be observed at the annual meeting. The chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted.

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. Attendance at the annual meeting will not by itself constitute a revocation.

Votes cast by shareholders will be treated as confidential in accordance with a policy approved by the Board of Directors. Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, exercising its good faith business judgment of the best interests of the Company. Members of the Board are kept informed of the Company’s business by various reports sent to them regularly, as well as by operating and financial reports made at Board and Committee meetings by the President and Chief Executive Officer and other officers and members of management. During 2007, the Board met seven times.

Lead Director

As provided in the Company’s Corporate Governance Policies, the Board has established the position of Lead Director, who is elected annually by the independent directors. The Lead Director, currently Mr. Barker, has the following roles and responsibilities:

•	preside over meetings of the non-management and independent Board members and, as appropriate, provide prompt feedback to the Chief Executive Officer and Chairman;

•	together with the Chief Executive Officer and Chairman, and with input from the non-management and independent Board members, prepare the Board’s agenda;

•	serve as a point of contact between non-management and independent Board members and the Chief Executive Officer and Chairman to report or raise matters;

•	call executive sessions of the Board or of the non-management and independent Board members;

•	serve as a “sounding board” and mentor to the Chief Executive Officer and Chairman;

•	take the lead in assuring that the Board carries out its responsibilities in circumstances where the Chief Executive Officer and Chairman is incapacitated or otherwise unable to act; and

•	consult with the Chairman of the Compensation and Benefits Committee to provide performance feedback and compensation information to the Chief Executive Officer and Chairman.

Executive Sessions of the Board of Directors

The non-management members of the Board of Directors meet regularly without management present. As provided in the Company’s Corporate Governance Policies, the Board has designated Mr. Barker as the Lead Director, and Mr. Barker presides over each meeting of the non-management and independent Board members.

Director Attendance at Meetings

During 2007, all incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which they served.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. Ten of the twelve directors then in office attended the 2007 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent”, the Board of Directors of the Company must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board of Directors has adopted the following categorical standards as part of its Corporate Governance Policies:

1. A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2. A director who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $100,000 limitation.

3. (A) A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4. A director who is, or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.

5. A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board of Directors of the Company has affirmatively determined that all of the members of the Board of Directors, except Mr. Dan, are independent under the listing standards of the New York Stock Exchange and the categorical standards described above. The Board of Directors has not yet made an independence determination with respect to Mr. Wetzel, a nominee for election to the Board of Directors, but it is expected that this determination will be made at its next regularly scheduled meeting.

Audit and Ethics Committee

The Audit and Ethics Committee (the “Audit Committee”), established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), operates under a written charter, which is available as described under “Other Information—Availability of Documents”. The Audit Committee oversees the integrity of regular financial reports and other financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) or the public, recommends the selection by shareholders at their annual meeting of an independent registered public accounting firm, confers with the Company’s independent registered public accounting firm to review the plan and scope of their proposed audit as well as their findings and recommendations upon the completion of the audit, and meets with the independent registered public accounting firm and with appropriate Company financial personnel and internal auditors regarding the Company’s internal controls, practices and procedures. The Audit Committee also oversees the Company’s legal and business ethics compliance programs. The Audit Committee currently consists of Mr. Brinzo, as Chairman, and Messrs. Breslawsky, Martin, Mosner and Smart. The Board has examined the composition of the Audit Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Audit Committee charter. The Board of Directors has identified Messrs. Brinzo, Breslawsky, Martin and Mosner as “audit committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that each of the members of the Audit Committee is financially literate and has accounting or related financial management expertise as such terms are interpreted by the Board of Directors in its business judgment. None of the Company’s Audit Committee members simultaneously serve on more than two other public company audit committees. The Audit Committee met nine times during 2007.

Procedures for Pre-Approval of Audit and Non-Audit Services. The Audit Committee has adopted procedures for pre-approving certain specific audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the Company’s Legal Department and Finance Department to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

Procedures for Review and Approval of Related Person Transactions. The Company has adopted a policy regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be recommended to the Audit Committee. As provided in its charter, the Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K. The Audit Committee reviews each related person transaction on a case by case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the Company’s preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer of the Company) or a beneficial owner of more than five percent of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

Compensation and Benefits Committee

The Compensation and Benefits Committee (the “Compensation Committee”) operates under a written charter, which is available as described under “Other Information—Availability of Documents”. The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation and the terms and conditions of employment for the Chief Executive Officer and each of the other named executive officers. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis—Process for Setting Executive Compensation”. The Compensation Committee currently consists of Mr. Turner, as Chairman, and Messrs. Ackerman, Martin and Sloane. The Board has examined the composition of the Compensation Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Compensation Committee charter. The members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Compensation Committee met five times during 2007.

Corporate Governance, Nominating and Management Development Committee

The Corporate Governance, Nominating and Management Development Committee (the “Corporate Governance Committee”), operates under a written charter, which is available as described under “Other Information—Availability of Documents”. The Corporate Governance Committee oversees the governance of the Company and recommends to the Board nominees for election as directors and as senior executive officers of the Company, as well as reviewing the performance of incumbent directors in determining whether to recommend them to the Board for renomination. The Corporate Governance Committee currently consists of Mr. Breslawsky, as Chairman, Mrs. Alewine and Messrs. Smart and Turner. The Board has examined the composition of the Corporate Governance Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Corporate Governance Committee charter. The Corporate Governance Committee met five times during 2007.

Director Compensation

It is the responsibility of the Corporate Governance Committee to recommend to the Board any changes in Board compensation. The Board makes the final determination with respect to Board compensation. The Corporate Governance Committee will consider whether directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

The Corporate Governance Committee reviews Board compensation annually. The Company’s Human Resources Department provides support to the Corporate Governance Committee in this review process. In addition, the Corporate Governance Committee engaged Frederic W. Cook & Co., Inc. (the “Cook firm”) in 2007 as the Corporate Governance Committee’s director compensation consultant to provide a director compensation study and report to the Corporate Governance Committee. The Corporate Governance Committee requested that the Cook firm (1) conduct an independent review of the design and competitiveness of the Company’s director compensation, including an overview of the Company’s director compensation and a competitive evaluation of each of the Board compensation components, and (2) provide information on director compensation trends and observations and recommendations regarding potential changes to director compensation. For purposes of the competitive evaluation, the Cook firm created a peer group of 20, similarly sized, diversified service companies. Based on the results of the Cook firm study and report and a further Cook firm report outlining certain recommended changes to the Company’s Directors’ Stock Accumulation Plan, the Corporate Governance Committee decided to recommend certain changes to the Directors’ Stock Accumulation Plan and the Board made those recommended changes in 2007.

In addition, certain changes to Board compensation programs were adopted in light of guidance issued in 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code. Further, in connection with the termination of the Non-Employee Directors’ Stock Option Plan on May 11, 2008, the Corporate Governance Committee recommended to the Board, and the Board is in turn recommending to the Company’s shareholders, approval of The Brink’s Company Non-Employee Directors’ Equity Plan. If approved by the Company’s shareholders, this new equity plan will replace the Non-Employee Directors’ Stock Option Plan for future equity grants to non-employee directors. For a discussion of the elements of the compensation of the Board and the changes that occurred in 2007, see “Director Compensation”.

Finance Committee

The Finance Committee, which was known as the Finance and Pension Committee until July 2007, recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company and is responsible for oversight of the Company’s Pension-Retirement Plan and 401(k) Plan and any similar plans that may be maintained from time to time by the Company. The Finance Committee also has general oversight responsibility for pension plans maintained by foreign and other subsidiaries of the Company. The Finance Committee has authority to adopt amendments to the Company’s Pension-Retirement Plan, Pension Equalization Plan and 401(k) Plan. In carrying out these responsibilities, the Finance Committee coordinates with the appropriate financial, legal and administrative personnel of the Company, including the Company’s Oversight Committee (a committee of senior management with shared responsibility over certain of the Company’s retirement plans), as well as outside experts retained in connection with the administration of those plans. The Finance Committee currently consists of Mrs. Alewine, as Chairwoman, and Messrs. Ackerman, Barker, Brinzo and Hudson, none of whom is an officer or employee of the Company or any of its subsidiaries. The Finance Committee met five times during 2007.

Strategy Committee

The Strategy Committee currently consists of Mr. Martin, as Chairman, and Messrs. Ackerman, Hudson, Mosner and Sloane, none of whom is an officer or employee of the Company or any of its subsidiaries. The Strategy Committee met five times during 2007.

Executive Committee

The Executive Committee of the Board may exercise substantially all the authority of the Board during the intervals between the meetings of the Board. The Executive Committee currently consists of Mr. Dan, as Chairman, and all other directors, except that a quorum of the Executive Committee consists of one-third of the number of members of the Executive Committee, three of whom must not be employees of the Company or any of its subsidiaries. The Executive Committee did not meet during 2007.

Director Nominating Process

The Company’s Corporate Governance Policies contain information concerning the responsibilities of the Corporate Governance Committee with respect to identifying and evaluating director candidates. Both the Corporate Governance Committee Charter and the Corporate Governance Policies are available as described under “Other Information—Availability of Documents”.

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors”. In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors, if such shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals”.

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Corporate Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background, the number of other directorships held and leadership capabilities, along with any other skills or experience that would be of assistance to management in operating the Company’s business.

The Corporate Governance Committee employs several methods for identifying and evaluating director nominees. The Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or otherwise and, in the event that vacancies are anticipated, the Committee considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Corporate Governance Policies.

On February 8, 2007, the Company and Pirate Capital LLC entered into a letter agreement pursuant to which Thomas R. Hudson Jr. was appointed to the Board and was nominated and recommended by the Board for election to the Board at the Company’s 2007 annual meeting of shareholders. Mr. Hudson was also appointed to the Strategy Committee, the Finance and Pension Committee (now the Finance Committee) and the Executive Committee of the Board, and the Company agreed to reimburse Pirate Capital for certain expenses incurred in connection with its shareholder proposals. Pirate Capital agreed to withdraw its previously submitted nominations.

On February 25, 2008, the Company and MMI Investments, L.P. (“MMI”) entered into a settlement agreement pursuant to which Carroll R. Wetzel, Jr. is to be nominated and recommended for election to the Board at the 2008 annual meeting of shareholders. Pursuant to the settlement agreement, Mr. Wetzel, if elected to the Board, will be appointed to the Strategy Committee, the Finance Committee and the Executive Committee of the Board. Upon the consummation of the Company’s contemplated spin-off of Brink’s Home Security (“BHS”), Mr. Wetzel will be appointed to the board of directors of the entity that will hold BHS following the consummation of the spin- off and the securities of which will be distributed to the Company’s shareholders in the spin-off, provided that Mr. Wetzel resigns from the Board effective upon consummation of the spin-off. Upon his appointment, Mr. Wetzel will also be appointed to the Executive Committee, the Strategy Committee and the Finance Committee of the board of directors of that entity (or such committees of that entity performing the same functions as the identified committees currently perform for the Company). At that time, Robert J. Strang will be appointed to the Board as Mr. Wetzel’s replacement. MMI has agreed to withdraw its previously submitted nominations.

The Company also agreed to reimburse MMI for certain expenses incurred in connection with its shareholder proposals, including payments made by MMI to Mr. Wetzel to serve as its nominee, as well as costs associated with the termination of the arrangements between MMI and Mr. Wetzel. Mr. Wetzel has confirmed to the Company that, as consideration for agreeing to serve as MMI’s nominee, he received from MMI a $25,000 up-front payment, 7,500 stock appreciation rights linked to the value of Brink’s Common Stock, and reimbursement of reasonable expenses associated with his nomination up to $5,000. He was also to receive from MMI an additional 2,500 stock appreciation rights if any MMI nominee was elected to the Board of Directors of the Company. Mr. Wetzel has confirmed to the Company that on February 29, 2008, Mr. Wetzel and MMI terminated these agreements. Pursuant to the termination agreement, Mr. Wetzel is to receive a cash payment from MMI of $200,000 in lieu of the stock appreciation rights he was to receive or might have received from MMI under the previous arrangements.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 24, 2007, the date that is 120 days before the anniversary of the prior year’s release of the proxy statement.

Communications with Non-Management Members of the Board of Directors

The Company’s Corporate Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board of Directors. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail attention “Lead Director” at the Company’s Richmond, Virginia address. All such correspondence is provided to the Lead Director at, or prior to, the next executive session held at a regular Board meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to incent and reward executives to contribute to the achievement of the Company’s business objectives, and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success. The program is intended to align the interests of the Company’s executive officers, including the executive officers named in the Summary Compensation Table (the “named executive officers”), with those of its shareholders by delivering a significant proportion of total compensation that is dependent upon the Company’s performance and increased shareholder value.

The Company is a global leader in security services and operates two businesses: Brink’s, Incorporated (“Brink’s”) and Brink’s Home Security (“BHS”). Brink’s is the world’s premier provider of secure transportation and cash management services. BHS is one of the largest and most successful residential alarm companies in North America.

The Company has encountered and will continue to encounter short-term and long-term opportunities and challenges, including competition from other companies in the industries in which it competes, the extension of the Company’s brands into new markets and the pursuit of operating efficiencies. The Company believes that the named executive officers’ compensation packages support the Company’s short-term and long-term goals by providing the Company’s named executive officers an appropriate mix of compensation elements that effectively balance short-term incentives that reward executives for current performance and the achievement of near-term goals with long- term incentives that reward executives for financial performance over a sustained period and strengthen mutuality of interests between the named executive officers and shareholders.

2007 Executive Compensation Developments

During 2007, the Compensation Committee, after input from committee members and consideration of changes to the Company’s executive compensation program suggested by the Cook firm decided to make the following changes to the Company’s executive compensation program.

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The Compensation Committee resolved to apply a dollar-based approach for determining levels of long-term equity incentive compensation, as opposed to an approach based on a given number of shares, commencing with long-term incentive compensation awards in 2008. The Compensation Committee believes that a dollar-based approach is more appropriate and reflects the current practice of the companies in the peer group (as defined below). The Compensation Committee also believes that the use of a dollar-based approach will result in total long-term incentive compensation opportunities for the named executive officers that are closer to the targeted range.

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The Compensation Committee recommended, and the Board of Directors approved, the amendment of the historical definition of “change in control” to provide that a “change in control” will be triggered upon consummation of (not shareholder approval of) a merger or other combination transaction on a prospective basis under each of the Company’s Management Performance Improvement Plan, 2005 Equity Incentive Plan and Key Employees’ Deferred Compensation Program. The Company’s Pension-Retirement Plan and Pension Equalization Plan and certain non- employee director compensation programs have also been amended to revise the “change in control” definition in the same manner.

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In an effort to further strengthen the mutuality of interests between the Company’s named executive officers and shareholders, the Compensation Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the Company’s named executive officers. See “Benefits—Stock Ownership Guidelines” on page 22.

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In connection with its annual review of the Company’s change in control agreements with the named executive officers, the Compensation Committee resolved to implement certain changes consistent with evolving market norms upon the scheduled expiration of the current change in control agreements, including reducing the amounts payable under the agreements and amending the tax gross-up provisions.

Executive Compensation Program Overview

Each named executive officer’s compensation package comprises six elements. A description of these six elements, and their function within the total compensation program, is shown below:

Element	Description	Function
Base salary	Fixed compensation	Provides basic compensation at a level consistent with competitive practices; reflects role, responsibilities, skills, experience and performance; encourages retention

Annual bonus awards	Key Employees Incentive Plan (“KEIP”): Discretionary amount payable annually in cash	Motivates and rewards for achievement of annual Company, unit and individual goals

Element	Description	Function
Long-term incentives

Management Performance Improvement Plan (“MPIP”): Performance based cash incentive, based on achievement of financial performance goals over a three-year period; award targets and goals set annually by the Compensation Committee

Encourages executives to increase shareholder value by focusing on profitable growth as well as other financial indicators that are likely to increase the Company’s stock price

2005 Equity Incentive Plan: Equity awards, including options, stock appreciation rights, restricted stock, performance stock, other stock-based awards or any combination thereof, may be granted at the Compensation Committee’s discretion

Motivates and rewards for financial performance over a sustained period; strengthens mutuality of interests between executives and shareholders; increases retention; rewards stock price performance

Special cash bonuses	Discretionary cash bonus awarded in extraordinary and very limited circumstances	Rewards exemplary performance of major projects or tasks beneficial to the Company

Benefits

Deferred compensation and other benefits: Generally non- performance-based, although the value of deferred compensation is tied to stock price; Company matching contributions on amounts deferred; 401(k); frozen defined benefit pension

Provides for current and future needs of the executives and their families; aids in recruitment and retention; strengthens mutuality of interests between executives and shareholders

Contractual and severance arrangements	Severance plan, employment contract and change in control plan: Contingent amounts payable only if employment is terminated under certain conditions	Provides employment continuity; encourages the objective evaluation of potential changes to the Company’s strategy and structure

Process for Setting Executive Compensation

The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation, special cash bonuses and the terms and conditions of employment for the Company’s Chief Executive Officer (“CEO”) and each of the other named executive officers. The Compensation Committee is also responsible for ensuring that named executive officers of the Company are compensated in a manner consistent with these policies. The Company’s Board of Directors approves salary and annual performance awards for the CEO, based on the recommendations of the Compensation Committee.

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department, the Company’s executive compensation consultant and the Compensation Committee’s executive compensation consultant. For 2007, Towers Perrin served as compensation consultant to the Company and the Cook firm served as compensation consultant to the Compensation Committee.

Towers Perrin (1) analyzed competitive levels of each element of compensation for each of the named executive officers, (2) provided information regarding executive compensation trends and (3) advised the Compensation Committee regarding modifications to the Company’s executive compensation program to assist the Company in meeting its executive compensation goals. Towers Perrin prepared a detailed report and analysis that was reviewed by and served as guidance for the Compensation Committee in establishing the compensation of the named executive officers for 2007.

The Cook firm (1) conducted a review of the Company’s executive compensation program, including an analysis of compensation levels for each of the named executive officers, and (2) recommended changes, some of which are discussed under “2007 Executive Compensation Developments” above. The Cook firm prepared a detailed report that reviewed trends in executive compensation. The report also contained a competitive review of compensation levels for each of the named executive officers and a specific review of each of the components of the Company’s executive compensation program.

Factors Considered in Determining Executive Compensation

The Compensation Committee annually reviews the total compensation, including the components, of each named executive officer by reviewing various relevant compensation reports prepared by the Company’s Chief Administrative Officer and, as described above, the compensation consultants. These reports include competitive pay practices, the value of all Company compensation paid, including base salary, annual and long-term incentive compensation, Company matching contributions on deferred compensation, outstanding equity awards, benefits, perquisites and potential payments under various termination scenarios. The Compensation Committee also reviews tally sheets, the purpose of which is to provide a framework for the Compensation Committee to determine whether the Company’s executive compensation program is in line with current competitive practices. The Compensation Committee also reviews the CEO’s evaluation of the performance of the other named executive officers as well as his recommendations related to compensation for the other named executive officers. The Compensation Committee approves any adjustments to compensation based on an evaluation of each executive’s individual performance and the competitive compensation market. With respect to the CEO, the Compensation Committee reviews the CEO’s performance evaluation conducted by the Board of Directors, as well as performance relative to pre-determined annual objectives.

The Compensation Committee considers a variety of factors in coming to decisions regarding compensation for the named executive officers. Competitive market information is an important consideration, but not the only one.

Market competitiveness. The Compensation Committee periodically reviews and relies upon competitive market information and reports on executive compensation practices from Towers Perrin regarding competitive pay levels and compensation structures. In setting compensation levels for the named executive officers and other executives, the Compensation Committee aims to provide target compensation—in the aggregate, and generally for each element—that is competitive, and therefore approximates the 50th percentile (or the market median) for comparable positions at companies of similar size, or with data adjusted to account for differences in revenues, included in the market comparisons conducted by Towers Perrin (the “peer group”). Individual compensation may be more or less than the median compensation amount when warranted by individual or corporate performance. Because of the variability inherent in market data and adjustments required in applying such data to the Company’s executive compensation program, based on the advice of Towers Perrin, the Compensation Committee considers compensation that is within 15% above or below the median to be statistically within a competitive range of the market median.

The Company’s executive compensation policies are applied in the same manner to all of the named executive officers. The comparison to the market median is done on a position by position basis and takes into account the relative responsibilities and authority of each named executive officer. The differences in amounts of compensation for each named executive officer reflect the significant differences in the scope of responsibilities and authority attributed to their respective positions.

For 2007, the peer group consisted of 105 services industry companies of a similar size in terms of revenues to the Company. Towers Perrin assumed Company revenue of $3 billion for purposes of compiling the peer group (as compared to reported revenues of $3.2 billion from continuing operations for the year ended December 31, 2007, for the Company). In reviewing the peer group information and making 2007 executive compensation decisions, the Compensation Committee considered that the Company has and is continuing to transform from a large conglomerate into a smaller, more focused security company with revenues more comparable to the companies in the peer group. A complete list of the peer group companies is set forth on Annex A to this proxy statement. The peer group data contained in the market comparisons was based on 2006 information as adjusted by Towers Perrin through July 2007.

The following table sets forth the total compensation competitive market information reviewed by the Compensation Committee. For purposes of the table below, total compensation includes base salary as of December 31, 2007, 2007 KEIP bonus payments, 2007–2009 MPIP target awards and 2007 stock option awards.

Name	2007 Median Total Compensation(a)(b)	2007 Actual Total Compensation(b)	2007 Actual Total Compensation as a Percentage of 2007 Median Total Compensation
Michael T. Dan President, Chief Executive Officer and Chairman of the Board	$4,575,000	$5,269,000	115%
Robert T. Ritter Vice President and Chief Financial Officer	1,635,000	1,812,000	111
Frank T. Lennon Vice President and Chief Administrative Officer	1,220,000	1,445,500	118
Austin F. Reed Vice President, General Counsel and Secretary	1,195,000	1,368,000	114
James B. Hartough Vice President—Corporate Finance and Treasurer	520,000	974,000	187

(a)	Determined using 2006 peer group information adjusted by Towers Perrin through July 2007.

(b)	Value of stock option awards included in total 2007 compensation calculated using assumptions from company averages for financial reporting process.

Many of the Compensation Committee’s 2007 executive compensation decisions, including base salary and long-term incentive opportunities, took into account the Company’s 2006 financial results and other accomplishments achieved under the leadership of the named executive officers. For the year ended December 31, 2006, the Company recorded strong overall Company results. Full- year 2006 revenue from continuing operations was $2.8 billion, up 11% from $2.5 billion in 2005. Full-year operating profit from continuing operations was $209.5 million, up 70% from $123.0 million in 2005. Income from continuing operations was $113.1 million, or $2.24 per share, in 2006 versus $51.0 million, or 89 cents per share, in 2005. In addition, the Company completed the sale of its last non-core business at a price above external expectations—generating approximately $1 billion in after-tax proceeds. By completing this sale, the Company has transformed itself from a holding company with interests in coal and natural resources, a heavy weight freight business and its two securities businesses to an operating company with its two security businesses. The Company also returned more than $630 million to shareholders by repurchasing 21% of the Company’s outstanding shares, contributed $225 million to the Company’s VEBA to reinforce that buffer against the Company’s legacy liabilities, increased the Company’s dividend and reduced debt levels.

As more fully discussed below under “Executive Compensation Program Components—Annual Bonus Awards—2007 Payouts”, the Compensation Committee also considered the Company’s financial results and other accomplishments achieved under the leadership of the named executive officers when making decisions regarding 2007 KEIP bonuses.

As reflected in the table above, Mr. Hartough’s 2007 total compensation exceeded the range of competitive market information. The scope of Mr. Hartough’s responsibilities and authority exceeds the responsibilities and authority typically attributed to the position of treasurer. As a result, competitive market information for Mr. Hartough is not, in the view of the Compensation Committee, reflective of Mr. Hartough’s levels of responsibility and authority. In making compensation decisions regarding Mr. Hartough, the Compensation Committee gave weight to the scope of his additional responsibilities and authority, including the active leadership role he has had and continues to have in the Company’s acquisitions, dispositions and strategic planning. As noted under “Executive Compensation Program Components—Long-Term Incentive Compensation”, the primary factor contributing to Mr. Hartough’s 2007 total compensation exceeding the range of competitive market information was the amount of long-term incentive compensation that he was awarded in 2007, which the Compensation Committee recognized appropriately reflected the long-term nature of his additional responsibilities and authority.

Mr. Lennon’s 2007 total annual compensation also slightly exceeded the range of competitive market information. As noted under “Executive Compensation Program Components—Annual Bonus Awards—2007 Payouts” and “—Long-Term Incentive Compensation”, the factors contributing to Mr. Lennon’s 2007 total compensation exceeding the range of competitive market information were the amount of his 2007 KEIP bonus and the amount of long-term incentive compensation that he was awarded in 2007.

The Compensation Committee believes that the transition from an approach based on a given number of shares for determining levels of long-term equity incentive compensation to the use of a dollar-based approach in 2008 will result in total compensation for the named executive officers that is closer to the midpoint of the competitive market information.

In light of the Company’s 2006 and 2007 financial results and other accomplishments, the Compensation Committee believed that the amounts of 2007 total compensation for the named executive officers were appropriate.

The Compensation Committee considers a variety of factors in coming to decisions regarding compensation for the named executive officers in addition to competitive market information. The other main factors include:

Performance. The Company’s policy is to provide its executive officers with compensation opportunities that are based upon their individual performance, the performance of the Company and their contribution to that performance. The Compensation Committee considers these performance factors when approving adjustments to the compensation of the named executive officers.

Mix of current and long-term compensation. Because the successful operation of the Company’s business requires a long-term approach, an emphasis of the program is on long-term compensation by means of long-term incentives. The Compensation Committee believes that this emphasis on long-term compensation aligns the named executive officers’ interests with the economic interests of the Company’s shareholders and also reflects the Company’s business model.

Impact and mix of cash vs. non-cash compensation. The Compensation Committee considers both the cost and the motivational value of the various components of compensation. The Compensation Committee has determined that current compensation—base salary and annual bonuses—should be delivered in cash, but that long-term incentive compensation should include a combination of long-term cash incentives and stock-based compensation so that the long-term financial rewards available to the named executive officers are linked to increases in the Company’s value over the long-term. The Compensation Committee believes that this also aligns the named executive officers’ interests with the economic interests of the Company’s shareholders.

Amount of accumulated or prior year’s compensation. It is the Compensation Committee’s view that a named executive officer’s annual compensation, including long-term incentives, should reflect his current and expected future performance and the executive’s contribution to the Company’s current and expected future performance. While the Compensation Committee reviews accumulated or outstanding compensation, there is not a direct relationship between the amounts of realizable or potentially realizable payments and the decisions regarding pay in the current year.

Executive Compensation Program Components

The Company’s executive compensation program for its named executive officers consists of the following elements:

Base Salary

For 2007, the Compensation Committee considered the following factors in making base salary decisions for each named executive officer:

•	the market median base salary for comparable positions in companies in the peer group;

•	the importance of the particular position to the Company;

•	the difficulty in replacing the executive;

•	the executive’s individual performance;

•	internal alignment considerations;

•	inflation; and

•	the median total compensation for companies in the peer group.

The relative weight given to each factor varied with each position and individual and was within the sole discretion of the Compensation Committee. Decisions regarding the individual performance factor identified above and used by the Compensation Committee in making base salary decisions for each named executive officer, other than the CEO, were based on the Compensation Committee’s review of the CEO’s evaluation of the officer’s individual performance for the prior year, as well as his recommended salary adjustments. Decisions regarding the individual performance factor identified above and used in making base salary decisions for the CEO were based on the Board of Directors’ review of the CEO’s individual performance for the prior year.

The following table sets forth the competitive market information reviewed by the Compensation Committee in setting 2007 base salaries for each of the named executive officers, 2007 base salaries and the percentage increase in 2007 base salaries versus 2006 base salaries:

Name	2007 Median Base Salary(a)	Annual Base Salary Rate as of December 31, 2007	Increase Compared to 2006 Base Salary (%)	2007 Compensation Ratio(b)
Mr. Dan	$915,000	$1,075,000	4.0%	117%
Mr. Ritter	470,000	482,000	4.0	103
Mr. Lennon	395,000	397,500	6.0	101
Mr. Reed	390,000	395,000	3.9	101
Mr. Hartough	235,000	270,000	3.8	115

(a)	Determined using 2006 peer group information adjusted by Towers Perrin through July 2007.

(b)	Percentage of the median base salary for each named executive officer as compared to the peer group.

With respect to the base salary increases for each of the named executive officers, the Compensation Committee noted (1) each named executive officer’s base salary, as adjusted for the 2007 base salary increases, fell within or very close to the competitive range of the market median for median base salaries, (2) such increases were in-line with the market trend of 2007 base salary increases for executive officers in the United States, (3) each named executive officer’s individual performance, (4) the Company’s financial results and other accomplishments achieved in 2006 under the leadership of the named executive officers and (5) such increases were consistent with base salary increases within the rest of the Company.

Annual Bonus Awards

The Key Employees Incentive Plan (the “KEIP”) is designed to provide financial incentive for the Company’s named executive officers because the Company believes their performance in fulfilling the responsibilities of their positions can significantly affect the profitable growth and future prospects of the Company. The KEIP provides an opportunity for the named executive officers to earn additional annual cash compensation based upon the following three performance factors:

•	the named executive officer’s individual performance;

•

the results achieved by the Company, including revenue and operating profit levels, cash flow, earnings per share, safety and security results and other quantitative and nonquantitative measurements; and

•	the results achieved by the named executive officer’s unit or department.

The CEO’s annual cash compensation under the KEIP is based upon the first two factors only.

All annual incentive payments are discretionary, with the Compensation Committee recommending to the Board of Directors bonuses for the CEO and establishing bonuses for the other named executive officers after reviewing the recommendations of the CEO.

2007 Target Award Opportunities. The Compensation Committee assigns the named executive officers a competitive incentive target for each year under the KEIP. The target incentive is expressed as a percent of the participant’s annual base salary as of the end of the year and is designed by the Compensation Committee to be indicative of the incentive payment that each participant would expect to receive on the basis of strong performance by the individual, the Company and, in the case of the named executive officers other than the CEO, the named executive officer’s unit or department. After reviewing competitive market information, the Compensation Committee set 2007 target incentives for each of the named executive officers at or near the 50th percentile of the peer group. The following table sets forth the competitive market information reviewed by the Compensation Committee in setting 2007 KEIP incentive targets for each of the named executive officers:

Name	2007 Median Target Annual Bonus(a)	2007 Target KEIP Bonus	2007 Target KEIP Bonus as a Percentage of 2007 Median Target Annual Bonus
Mr. Dan	$915,000	$1,075,000	117%
Mr. Ritter	300,000	313,300	104
Mr. Lennon	230,000	218,625	95
Mr. Reed	225,000	217,250	97
Mr. Hartough	100,000	121,500	122

(a)	Determined using 2006 peer group information adjusted by Towers Perrin through July 2007.

Although the Compensation Committee set 2007 KEIP target incentives for each of the named executive officers at or near the 50th percentile of the peer group, the 2007 target bonus amounts for Messrs. Dan and Hartough, when compared against median target annual bonus amounts for the peer group, exceeded the 50th percentile. This results from the fact that the 2007 base salaries for Messrs. Dan and Hartough slightly exceeded or were at the high end of the competitive range around the market median for base salaries.

Actual payments under the KEIP could have ranged from 0% to 200% of each named executive officer’s target incentive award based on the results of the performance factors described above, applied and considered at the discretion of the Compensation Committee.

2007 Payouts. For purposes of awarding actual payments under the KEIP in 2007 for each of the named executive officers, the Compensation Committee generally reviewed target payouts that gave individual performance a weight factor of 50%, and each of unit or department and Company performance weight factors of 25%. In the case of the CEO, individual performance and Company performance were each weighted 50%.

In determining actual 2007 KEIP bonuses, the Compensation Committee gave significant weight to the achievement in 2007 of (1) overall Company results, including 2007 revenues of $3.2 billion from continuing operations, an increase of 15% compared with 2006 revenues, and 2007 earnings per share of $3.16, an increase of 41% compared with 2006 earnings per share, and (2) unit and department results that met performance expectations. The Compensation Committee noted that these achievements occurred under the leadership of the named executive officers who positioned the Company for these 2007 results and future growth by selling the Company’s former coal business and by selling BAX Global, the proceeds of which were used to reduce the Company’s debt levels and fund the VEBA and a substantial stock buy-back. The Compensation Committee recognized that all of the named executive officers contributed significantly to these achievements and used these achievements as indicators of individual performance.

The Compensation Committee also recognized the following other significant individual contributions by the named executive officers: (1) reviewing and assessing the Company’s strategic alternatives; (2) addressing concerns and issues presented by the Company’s shareholders related to the Company’s strategic alternatives; (3) refining and improving the Company’s pension plan structure; and (4) providing value-added services to the business units.

Based on the foregoing factors and after exercising the discretion referred to above, the Compensation Committee awarded the named executive officers the 2007 annual KEIP bonuses set forth in the table below:

Name	2007 Actual KEIP Bonus
Mr. Dan	$1,475,000
Mr. Ritter	425,000
Mr. Lennon	275,000
Mr. Reed	200,000
Mr. Hartough	145,000

Long-Term Incentive Compensation

For 2007, the Compensation Committee reviewed and considered competitive market information at or near the 50th percentile of the peer group, but, as discussed below, established combined long-term incentive compensation opportunities (MPIP target bonus and stock option award) higher than the 50th percentile for certain of the named executive officers. The Compensation Committee considered the following factors in determining the amount of long-term incentive compensation opportunities awarded to each named executive officer in 2007:

•	peer group median long-term incentive amounts;

•	the executive’s performance;

•	the executive’s potential future contributions to the Company;

•	the current compensation of the executive;

•	the importance of the executive to the Company over the long term, and the executive’s performance relative to his or her peers within the Company;

•	retention issues and concerns; and

•	the median total compensation for companies in the peer group.

The following table sets forth the competitive market information reviewed by the Compensation Committee in setting 2007 combined long-term incentive opportunities for each of the named executive officers:

Name	2007 Median Total Long-Term Incentive Compensation(a)(b)	Total 2007 Long-Term Incentive Compensation(b)(c)	Total 2007 Long-Term Incentive Compensation as a Percentage of Median Total Long-Term Incentive Compensation
Mr. Dan	$2,745,000	$2,719,000	99%
Mr. Ritter	865,000	905,000	105
Mr. Lennon	595,000	773,000	130
Mr. Reed	580,000	773,000	133
Mr. Hartough	185,000	559,000	302

(a)	Determined using 2006 peer group information adjusted by Towers Perrin through July 2007.

(b)	Value of stock option awards included in total 2007 long-term incentive compensation calculated using assumptions from company averages for financial reporting process.

(c)	Total 2007 long-term incentive compensation is composed of 2007–2009 MPIP target bonus and stock option award granted in 2007.

Historically and in 2007, the Compensation Committee used an approach based on a given number of shares for determining levels of total long-term equity incentive compensation. This approach has been a contributing factor in total long-term incentive compensation for certain of the named executive officers exceeding the targeted range. For long-term incentive compensation awards in 2008, the Compensation Committee has resolved to apply a dollar-based approach for determining levels of long-term incentive compensation, particularly with respect to the option component of long-term incentive compensation. The Compensation Committee believes that a dollar-based approach is more appropriate than an approach based on a given number of shares and reflects the current practice of most of the companies in the peer group. The Compensation Committee also believes that the use of a dollar-based approach will result in total long-term incentive compensation for the named executive officers that is closer to the targeted range.

With respect to the 2007 long-term incentive compensation opportunities for each of the named executive officers, the Compensation Committee noted:

•	that total 2007 long-term incentive compensation was within the competitive range of the peer group median total long-term incentive compensation for each of Messrs. Dan and Ritter;

•	the strong potential of each named executive officer and his long-term importance to the Company;

•	the Company’s strong desire to retain each of the named executive officers, particularly in light of the recent shareholder activism involving the Company; and

•	that total 2007 compensation was within or slightly exceeded the competitive range of the median peer group total 2007 compensation for each of Messrs. Dan, Ritter, Lennon and Reed.

The Compensation Committee concluded that the median competitive market information for long-term incentive compensation was not properly reflective of the value added by Messrs. Lennon, Reed and Hartough. As a result, the Compensation Committee placed greater weight on these named executive officers’ long-term importance to the Company and the Company’s desire to retain each of them. In particular, competitive market information for Mr. Hartough is not, in the view of the Compensation Committee, reflective of Mr. Hartough’s levels of responsibility and authority. In addition, the Compensation Committee recognized that, while it sets compensation of the named executive officers on an officer-by-officer basis, the named executive officers operate as a team. As a result, the Compensation Committee generally sought to provide more commensurate total long-term incentive opportunities for 2007.

The components of long-term incentive compensation include the following:

Management Performance Improvement Plan. The Management Performance Improvement Plan (the “MPIP”) is an incentive compensation plan that the Company believes promotes the financial interests of the Company and its shareholders by linking the long-term financial incentives of the named executive officers to improvement in the Company’s financial performance. At the beginning of each three-year performance measurement period, the Compensation Committee sets award targets that are tied to initial performance goals for the named executive officers under the MPIP. The initial performance goals serve as the minimum performance goals for the full three-year performance measurement period. At the beginning of each fiscal year after the initial year in the applicable three-year performance measurement period, the Compensation Committee reviews the Company’s actual annual results against the performance goals established for the immediately preceding year. Based on this review, the Compensation Committee, in its sole discretion, may increase (but not reduce) the performance goals for the next year in the three-year performance measurement period. Cash awards to the named executive officers at the end of the three-year measurement period may range from 0% to 200% of the target award amount, depending upon the aggregated three-year actual performance against the pre-established performance goals.

Because awards are earned at the end of three-year performance measurement periods, there are three overlapping measurement periods in effect at any one time. In addition, because the Compensation Committee annually sets initial performance goals for the named executive officers at the beginning of each three-year performance measurement period and reviews performance goals established for the immediately preceding year in the previously established three-year performance measurement periods, the adoption of the initial performance goals, to the extent that they are more difficult to attain than the performance measures for previously established three-year performance measurement periods, effectively raises the performance goals used in evaluating the previously established three-year performance measurement periods.

The Company believes that the three-year performance measurement period provides an appropriate incentive to the named executive officers to focus on the Company’s long-term goals and performance. The Company also believes that the annual review of the previously established performance goals is an important component of the MPIP as it allows the Compensation Committee to “raise the bar” to account for increased expectations, such as focused internal growth, and out of the ordinary events or transactions, such as acquisition activity, that may occur during a three-year performance measurement period. This ability is especially important given the Company’s ongoing transition from a holding company to an operating company. Since the adoption of the MPIP, the Compensation Committee has exercised this discretion to increase previously established performance goals every year.

Because the MPIP is designed to be a tax qualified plan under Internal Revenue Code Section 162(m), payouts are determined solely by actual quantifiable performance against the preset numerical goals. The Compensation Committee generally does not have the discretion to adjust payouts based on subjective assessments. Provided that no change in control of the Company has occurred, the Compensation Committee, however, may reduce (but not increase) any payout to a participant who is an employee of the Company, which includes all of the named executive officers.

For the three-year performance measurement period beginning in 2007, the Compensation Committee established the initial performance goals based on increases in (1) revenue, operating profit and economic value added (“EVA”) in each of Brink’s and BHS and (2) the Company’s earnings per share (“EPS”). The following table summarizes the initial performance goals for the three-year performance measurement period beginning in 2007 and the relative weighting given to each of the performance goals:

Performance Improvement Goals, Weighting and
Initial Improvement Goals

Improvement Goal		Weighting		Initial Improvement Goal (in millions, except EPS)
1.	EPS*	1.	33.4%	1.	$2.40
2.	Brink’s revenue	2.	6.67	2.	168.0
3.	Brink’s operating profit	3.	16.67	3.	14.8
4.	Brink’s EVA	4.	9.99	4.	2.0
5.	BHS revenue	5.	6.67	5.	53.0
6.	BHS operating profit	6.	16.67	6.	10.1	**
7.	BHS EVA	7.	9.99	7.	1.0

*	The EPS Goal is the actual total EPS target for 2007, not the amount of improvement from 2006.

**	Excludes Hurricane Katrina insurance proceeds.

The specific goals and initial performance goals selected by the Compensation Committee for the three-year measurement period beginning in 2007 were selected because they represent the financial growth drivers for each of the operating companies that the Committee believed would lead to the achievement of increased shareholder value.

Performance award targets for the 2007–2009 performance measurement period for each named executive officer are set forth in the table below:

Name	Threshold	Target	Maximum
Mr. Dan	$0	$1,000,000	$2,000,000
Mr. Ritter	0	250,000	500,000
Mr. Lennon	0	200,000	400,000
Mr. Reed	0	200,000	400,000
Mr. Hartough	0	150,000	300,000

Awards to the named executive officers at the end of the three-year performance measurement period may range from 0% to 200% of the target award amount, depending upon the aggregated three-year actual performance against the pre-established criteria.

The adoption of the performance award targets for the three-year performance measurement period also effectively amended the measures used in evaluating the three-year performance measurement ending in 2007 and 2008.

The following table summarizes the performance goals for the three-year performance measurement period that ended on December 31, 2007, the relative weighting given to each of the performance goals and the actual results achieved:

Performance Improvement Goals, Weighting,
Three-Year Improvement Goal and Actual Results

Improvement Goal		Weighting		Three-Year Improvement Goal (in millions, except EPS)		Actual Result (% of Three-Year Improvement Goal Attained)
1.	EPS*	1.	30.6%	1.	$6.29	1.	105.9%
2.	Brink’s revenue	2.	6.12	2.	499.0	2.	166.5
3.	Brink’s operating profit	3.	15.3	3.	77.8	3.	85.1
4.	Brink’s EVA	4.	9.18	4.	25.8	4.	45.0
5.	BHS revenue	5.	6.12	5.	144.0	5.	96.3
6.	BHS operating profit	6.	15.3	6.	28.9	6.	108.0
7.	BHS EVA	7.	9.18	7.	3.7	7.	110.8
8.	BAX revenue	8.	1.64	8.	187.0	8.	247.4
9.	BAX operating profit	9.	4.10	9.	23.8	9.	131.9
10.	BAX EVA	10.	2.46	10.	18.3	10.	114.8

*	The EPS Goal is the cumulative total of the EPS target for each of the three years, not the cumulative amount of improvement from the prior years.

Based on the foregoing, the named executive officers earned the cash bonuses set forth in the table below:

Name	2007 MPIP Bonus
Mr. Dan	$1,121,000
Mr. Ritter	280,250
Mr. Lennon	224,200
Mr. Reed	224,200
Mr. Hartough	168,150

2005 Equity Incentive Plan. The Compensation Committee uses stock options as an important part of the long-term incentive compensation program and believes options continue to be an effective way to link a named executive officer’s compensation to the performance of the Company. Awards under the 2005 Equity Incentive Plan (the “2005 Equity Plan”) are intended by the Company to encourage each of the named executive officers to continue in the employ of the Company, to enhance their incentive to perform at the highest level, and in general, to further the best interests of the Company and its shareholders.

Stock options are granted on the day they are approved by the Compensation Committee at its July meeting and are priced at 100% of fair market value on the date of grant, which under the 2005 Equity Plan is based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange Composite Transaction Tape.

Only the Compensation Committee, under authority granted to it by the Board of Directors, may grant stock options under the 2005 Equity Plan. Named executive officers benefit from stock option grants only to the extent the stock price of Brink’s Common Stock appreciates above the exercise price of the stock options. In addition, because of the vesting requirements, the Compensation Committee believes that providing the named executive officers compensation in the form of stock options allows it to focus on their retention while encouraging them to take a longer- term view in their decisions impacting the Company.

The Compensation Committee determines the number of stock options to be granted to each named executive officer based on competitive practices and individual performance, considered in the context of the overall long-term incentive compensation philosophy. The Compensation Committee takes into account all target award amounts provided to the named executive officer under the MPIP when granting options, as well as the importance to the Company of the individual’s position, the individual’s overall contribution to the Company’s performance, and the individual’s expected contribution to future performance.

For 2007, the Compensation Committee considered the following factors in determining the size of each stock option grant awarded to each named executive officer:

•	the peer group median long-term incentive compensation amounts;

•	the executive’s past performance;

•	the executive’s potential future contributions to the Company;

•	the current compensation of the executive;

•	retention issues and concerns;

•	the cost of the awards to the Company;

•	the value of the awards to the executive; and

•	the importance of the executive to the Company over the long term.

Based on the foregoing, the named executive officers received the number of stock options set forth in the table below:

Name	2007 Option Awards (Shares)
Mr. Dan	105,000
Mr. Ritter	40,000
Mr. Lennon	35,000
Mr. Reed	35,000
Mr. Hartough	25,000

1988 Stock Option Plan. None of the named executive officers received compensation under the 1988 Stock Option Plan in 2007, but previously granted options from this plan remain outstanding.

Special Cash Bonuses

For 2007, the Compensation Committee did not award special cash bonuses to any of the named executive officers. The Compensation Committee has provided certain of its named executive officers with cash bonuses in extraordinary and very limited circumstances in the past to reward exemplary performance of major projects or tasks beneficial to the Company. The cash bonuses were discretionary and separate from any bonuses for which a named executive officer may have been eligible under the KEIP or the MPIP.

Benefits

The types and amounts of benefits are also established based upon an assessment of competitive market factors and a determination of what is needed to aid in attracting and retaining talent, as well as providing long-term financial security to the Company’s employees and their families. All benefits are reviewed at least annually by the Compensation Committee, which evaluates benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to their value to employees. The plans are also reviewed for changes that may be required due to new laws and regulations or significant changes in market conditions. The Company’s primary benefits for the named executive officers include participation in the plans or arrangements listed below.

Deferred Compensation. The Company maintains a deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated employees,

including all of the named executive officers. The deferred compensation program provides an opportunity for the participants to defer receipt of up to 100% of any annual KEIP or MPIP awards, up to 50% of base salary and amounts that are prevented from being contributed to the Company’s 401(k) Plan (up to 5% of compensation) as a result of limitations imposed by the Internal Revenue Code (supplemental savings). The Company matches 100% of the first 10% of salary deferred and 100% of the first 10% of the gross amount of any KEIP award deferred by the participant. The Company also matches 125% of supplemental savings; the same match that is provided on 401(k) Plan contributions. There is no Company match on MPIP deferrals. Amounts deferred under the deferred compensation program are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock.

Because the value of a named executive officer’s deferred compensation account is tied to the value of Brink’s Common Stock, the Compensation Committee believes that the deferred compensation program serves to strengthen the mutuality of interests between the named executive officers and shareholders. By placing a portion of the named executive officer’s compensation at risk by tying it the value of Brink’s Common Stock, the named executive officers are encouraged to increase shareholder value by focusing on profitable growth as well as other financial indicators that are likely to increase the Company’s stock price. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining the named executive officers, in part, because it permits the named executive officer to use tax deferrals to build a supplemental retirement benefit. The Compensation Committee reviews each named executive officer’s account under the deferred compensation program annually in November and also when the Company’s proxy statement is prepared following year-end.

The Compensation Committee conducted a special review of the deferred compensation program in 2007 in light of the changes to the program that are required for compliance with Section 409A of the Internal Revenue Code, which applies to deferred compensation arrangements. Because of changes made to the program in response to Section 409A, and because of certain transitional relief available under Section 409A that expires on December 31, 2008, the Compensation Committee determined that it was appropriate to allow each participant to elect to receive a distribution of the vested portion of his or her account under the program; provided that distributions would only be permitted to the extent that they were tax deductible by the Company under Section 162(m) of the Internal Revenue Code. Accordingly, participants who elected by December 31, 2007 to receive a distribution of the vested portion of his or her account under the program received his or her distribution on February 15, 2008 in the form of Brink’s Common Stock, subject to the Section 162(m) limitation. Any undistributed portion of a participant’s account remains credited to his or her account under the program.

For more information on the Company’s deferred compensation program, see “Nonqualified Deferred Compensation” beginning on page 34.

Pension Plans. The Company maintains a noncontributory defined benefit pension-retirement plan covering the named executive officers along with all other U.S. employees who met plan eligibility requirements and were employed before December 31, 2005. Because the Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans, the Company maintains a pension equalization plan under which the Company makes additional payments so that the total benefit to be received by the executive is the same as it would have been if there were no Internal Revenue Code limitations. Effective December 31, 2005, the Company froze the accrual of benefits under both the pension plan and the equalization plan. For more information on the Company’s pension plan and equalization plan, see “Pension Benefits” beginning on page 31.

Executive Life Insurance Plan. The Company provides executives in the Company, including the named executive officers, with life insurance benefits. All premiums paid by the Company are fully taxable to the participant. The life insurance policies are owned by the individual executives.

Executive Salary Continuation Plan. The named executive officers participate along with other executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies for any reason while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary in effect on the first of the year coincident with or immediately preceding the date of death. Such benefit is paid out over a 10-year period following the executive’s death.

Long-Term Disability Plan. The named executive officers participate along with other executives in a long term disability program. In the event that the executive is totally incapacitated, he would receive 60% of his current annual salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security full retirement age.

Financial and Tax Planning Program. The named executive officers participate in the Company’s Financial and Tax Planning Program, which the Company believes enables them to devote to the business activities of the Company the time and attention that would otherwise be devoted to their personal financial and tax affairs, and in the case of the personal tax return preparation and certification aspect of the program, to provide the Company with assurance that the tax affairs of participating executives are properly administered. Under the Financial and Tax Planning Program, subject to a $10,000 calendar year maximum, the Company reimburses the named executive officers for reasonable costs associated with personal financial and tax planning, estate planning and the preparation and filing of their personal tax returns.

Miscellaneous Plans or Arrangements. The Company’s named executive officers are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other U.S. employee.

Stock Ownership Guidelines. On November 15, 2007, the Company adopted stock ownership guidelines for its named executive officers. The guidelines call for the Chief Executive Officer to hold that number of shares of Brink’s Common Stock with a value equal to five times salary, and for the other named executive officers to hold that number of shares of Brink’s Common Stock with a value equal to three times salary, within five years from the date of election as an officer. Shares of Brink’s Common Stock owned outright, deferred stock-based units and shares of vested and unvested restricted stock (but not unexercised stock options) are all eligible to be included for purposes of the guidelines.

Perquisites. The Company provides its named executive officers with perquisites; a detailed listing of perquisites and their value is on page 26.

Contractual and Severance Agreements

Employment Agreements. The Company has entered into an employment agreement with the CEO that is described under “Potential Payments upon Termination or Change in Control—Employment Agreement with Mr. Dan” beginning on page 38. The Compensation Committee believes it is appropriate for the Company to have an employment agreement with the CEO to support stable and highly competent management on a long-term basis.

Change in Control Agreements. The Company initially entered into change in control agreements with certain key members of management in the 1980s. At the time, the Company was facing significant headwinds and the change in control agreements were included as part of the overall compensation program as an additional means of retaining key members of management. In 1997 and 1998, the Company amended and restated the change in control agreements in an effort to conform the agreements to the then current market norms.

The Compensation Committee believes that the agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change in control is ever under consideration, its executives will be able to advise the Board of Directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements include so-called double triggers, which mean that benefits become available to named executive officers under the agreements only upon a change in control and certain adverse employment developments for the executives such as termination by the

Company without cause or termination by the executive for good reason. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of the named executive officers in employment security without unduly burdening the Company or shareholder value. The potential payments to each of the named executive officers under the agreements are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements and Severance Agreements” beginning on page 39.

The Compensation Committee reviews the agreements, including the potential payments to the named executive officers under the agreements, at least annually. The Compensation Committee, however, does not evaluate any potential payments under these agreements when making decisions regarding annual compensation. The Company has been facing many of the same challenges it faced in the late 1990s, including increased shareholder activism and an evaluation of its strategic alternatives. As a result, each of the agreements was amended in 2007 to extend their original 10- year terms for an additional three years until April 23, 2010. The Compensation Committee decided not to extend the agreements’ terms for the 10-year period in the original agreements. This decision reflects the Compensation Committee’s belief that 10-year change in control agreements are no longer appropriate given changes to the competitive landscape since the agreements’ initial adoption and provides the Compensation Committee with the opportunity to evaluate the change in control agreements every three years. In addition, each agreement was amended to permit each named executive officer to terminate their employment for any reason, or no reason at all, effective following the first anniversary of a change in control of the Company. In 2007, the Compensation Committee resolved to implement other changes consistent with evolving market norms upon the scheduled expiration of the current change in control agreements, including reducing the amounts payable under the agreements and amending the tax gross-up provisions.

Severance Agreements. In the 1990s, following the relocation of the Company’s headquarters to Richmond, Virginia, the Company considered several strategic alternatives, including the sale of one or more of the Company’s businesses. Many of these alternatives would not have resulted in a “change in control” but could have resulted in a significant career altering change for the executive officer. In light of these developments and in connection with the Company’s strong desire to retain key members of management, in 1997 and 1998, the Company entered into severance agreements with the named executive officers, other than the CEO, that are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements and Severance Agreements” beginning on page 39.

The Compensation Committee reviews the agreements, including the potential payments to the named executive officers under the agreements, at least annually. The Compensation Committee however does not evaluate any potential payments under these agreements when making decisions regarding annual compensation. The Compensation Committee believes that reasonable severance arrangements are an essential aspect of the terms of employment of named executive officers. The Compensation Committee is of the view that its shareholders have benefited from the protection that these agreements provide. The Compensation Committee believes that these agreements provide reasonable compensation arrangements and give the Company a high degree of management stability.

Policies

Options—General. The Company has not engaged in backdating options. The Company does not have any program or plan to time option grants in coordination with the release of material non- public information and has never had a practice of doing so. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation.

The accounting for all options is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC.

Taxes. Internal Revenue Code Section 162(m) disallows a tax deduction to any publicly held corporation for paid remuneration exceeding $1 million in any taxable year for chief executive officers and certain other executive officers, except for performance-based remuneration. Historically, through the design and implementation of the Company’s compensation programs, the Company has sought, and continues to seek, the availability of tax deductibility. This policy, however, is subject to the reservation by the Company of the flexibility to award non-deductible compensation in circumstances wherein the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management.

Report of Compensation and Benefits Committee

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Benefits Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald L. Turner, Chairman
Roger G. Ackerman
Murray D. Martin
Carl S. Sloane

SUMMARY COMPENSATION TABLE

The following table presents information with respect to total compensation of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company for the years ended December 31, 2006 and 2007. These officers are referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Michael T. Dan	2007	$1,068,083	$1,475,000	$2,444,986	$1,121,000	$21,542	$506,080	$6,636,691
President, Chief Executive Officer and Chairman of the Board	2006	1,027,846	1,350,000	2,854,172	1,341,000	93,840	423,814	7,090,672
Robert T. Ritter	2007	472,750	425,000	1,293,092	280,250	19	164,565	2,635,676
Vice President and Chief Financial Officer	2006	456,750	380,000	566,912	335,250	7,324	156,021	1,902,257
Frank T. Lennon	2007	390,000	275,000	758,514	224,200	43,846	147,152	1,838,712
Vice President and Chief Administrative Officer	2006	370,096	250,000	908,988	268,200	119,050	143,052	2,059,386
Austin F. Reed	2007	388,750	200,000	758,514	224,200	40	128,337	1,699,841
Vice President, General Counsel and Secretary	2006	371,692	350,000	908,988	268,200	14,728	124,446	2,038,054
James B. Hartough	2007	260,833	145,000	540,955	168,150	11,178	84,741	1,210,857
Vice President—Corporate Finance and Treasurer	2006	254,311	140,000	647,692	201,150	22,409	82,027	1,347,589

(1)

For 2006 and 2007, represents salaries before employee contributions under the Company’s 401(k) Plan and employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2007, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 34.

(2)

For 2007, represents cash incentive amounts earned by the named executive officers under the Company’s KEIP for 2007 (paid in 2008). For 2006, represents cash incentive amounts earned by the named executive officers under the Company’s KEIP for 2006 (paid in 2007) and a special cash bonus to Mr. Reed in the amount of $100,000 for legislative efforts addressing the Company’s coal-related legacy liabilities. A participant is permitted to defer up to 100% of the cash incentive amount earned by him under the KEIP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2007, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 34.

(3)

Represents the dollar amount recognized by the Company for financial reporting purposes during the years ended December 31, 2007 and 2006, computed in accordance with FAS 123R. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this proxy statement. The 2007 amount includes expense associated with options granted in 2004, 2005 and 2007 and, for Mr. Ritter, 2006. The 2006 amount includes expense associated with options granted in 2003, 2004, 2005, and 2006. For a discussion of the terms of the option grants in 2007, see “Grants of Plan-Based Awards” beginning on page 27. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value.

(4)

For 2007, represents cash incentive amounts earned under the Company’s MPIP for the three-year measurement period ended 2007 (paid in 2008) before deferrals under the deferred compensation program. For 2006, represents cash incentive amounts earned under the Company’s MPIP for the three-year measurement period ended 2006 (paid in 2007) before deferrals under the deferred compensation program. A participant is permitted to defer up to 100% of the cash incentive amount earned by him under the MPIP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2007, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 34.

(5)

Since the earning of benefits under the pension plans for all employees was frozen as of December 31, 2005, these amounts represent the change during the years ended December 31, 2007 and 2006 in the net present value of the named executive officers’ pension payouts. For purposes of computing the net present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) for 2007, a 5.75% discount rate for the measurement date of December 31, 2006 and a 6.4% discount rate for the measurement date of December 31, 2007 and for 2006, a 5.5% discount rate for the measurement date of December 31, 2005 and a 5.75% discount rate for the measurement date of December 31, 2006; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 4 to the Company’s financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Primary U.S. Pension Plan”, both of which are included in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this proxy statement.

(6)	For 2007, includes the following items and amounts for each of the named executive officers:

Name	Matching Contribution on Deferrals of Compensation(a)	Life Insurance Premiums(b)	Other Personal Benefits(c)	Total
Mr. Dan	$392,939	$10,853	$102,288	$506,080
Mr. Ritter	138,573	4,707	21,285	164,565
Mr. Lennon	104,001	6,476	36,675	147,152
Mr. Reed	103,798	4,114	20,425	128,337
Mr. Hartough	65,136	3,342	16,263	84,741

(a)	In 2007 the Company made matching contributions related to deferred salary and KEIP under the deferred compensation program in the following amounts for each of the named executive officers:

Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution(1)	Matching Contribution for Deferred KEIP	Supplemental Savings Plan Matching Contribution	Total
Mr. Dan	$106,808	$14,063	$135,000	$137,068	$392,939
Mr. Ritter	47,275	14,063	38,000	39,235	138,573
Mr. Lennon	39,000	14,063	25,000	25,938	104,001
Mr. Reed	38,875	14,063	25,000	25,860	103,798
Mr. Hartough	26,083	14,063	14,000	10,990	65,136

(1)

401(k) Plan matching contributions are subject to reduction based on IRS-required nondiscrimination testing. Any required reduction is contributed to the participant’s account in the deferred compensation program under the terms of that program.

(b)

In 2007 the Company paid life insurance premiums under the Company’s Executive Salary Continuation Plan for each named executive officer. The Company, not the individual, is the beneficiary under the insurance policies. The Executive Salary Continuation Plan provides a death benefit equal to three times a covered employee’s annual salary payable by the Company in 10 equal annual installments to the employee’s designated beneficiary.

(c)

The table below reflects the types and dollar amounts of perquisites and other personal benefits provided to the named executive officers in 2007. For purposes of computing the dollar amounts of the items listed below, the Company used the actual out-of-pocket costs to the Company of providing the perquisite or other personal benefit to the named executive officer, with two exceptions. The value of the Security Systems services are based on the actual monitoring fees that are charged to similar customers, and not actual cost to the Company to provide these services. The incremental cost for Personal Use of Company Aircraft is based on the cost of fuel, crew travel expenses, on-board catering costs, and landing, parking and hangar fees. Since the Company aircraft is used primarily for business travel, fixed costs that do not change based on personal use, such as pilots’ salaries, are not included. The named executive officers paid any taxes associated with these benefits without reimbursement from the Company.

Name	Personal and Spousal Travel and Entertainment	Personal Use of Company Aircraft	Club Dues	Tax Preparation and Financial Planning	Executive Physical Examinations	Executive Life Insurance Premiums	Security Systems	Total
Mr. Dan	$24,783	$20,536	$7,434	$10,000	$950	$20,827	$17,758	$102,288
Mr. Ritter	4,339	0	0	850	0	15,718	378	21,285
Mr. Lennon	115	0	2,286	1,073	3,045	29,150	1,006	36,675
Mr. Reed	95	0	4,598	6,218	1,300	6,752	1,462	20,425
Mr. Hartough	0	0	0	6,040	2,950	6,926	347	16,263

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of awards to the named executive officers during the year ended December 31, 2007 under the 2005 Equity Plan and the MPIP.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Closing Market Price(3) ($/Sh)	Grant Date Fair Value of Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael T. Dan	7/12/2007	—	—	—	105,000	$63.72	$63.92	$1,977,675
	1/1/2007	$0	$1,000,000	$2,000,000
Robert T. Ritter	7/12/2007	—	—	—	40,000	63.72	63.92	753,398
	1/1/2007	0	250,000	500,000
Frank T. Lennon	7/12/2007	—	—	—	35,000	63.72	63.92	659,223
	1/1/2007	0	200,000	400,000
Austin F. Reed	7/12/2007	—	—	—	35,000	63.72	63.92	659,223
	1/1/2007	0	200,000	400,000
James B. Hartough	7/12/2007	—	—	—	25,000	63.72	63.92	470,873
	1/1/2007	0	150,000	300,000

(1)

The options granted on July 12, 2007 were granted under the 2005 Equity Plan.

The awards granted as of January 1, 2007 were granted under the MPIP (for the 2007–2009 performance measurement period—payable in 2010).

(2)

In accordance with the 2005 Equity Plan, the exercise price for the options was based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on July 12, 2007, the date of the grant, as reported on the New York Stock Exchange Composite Transaction Tape.

(3)	As of July 12, 2007.

(4)

Represents the grant date fair value computed in accordance with FAS 123R based on the Black-Scholes option-pricing model and the following assumptions: (a) a weighted average annual dividend yield of 0.62% for Brink’s Common Stock; (b) a weighted average expected volatility of 28% for Brink’s Common Stock; (c) a weighted average risk-free rate of return of 4.94%; and (d) a weighted average expected term of 4.375 years. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this proxy statement. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value.

2007 Base Salaries and Annual Bonus Awards

For a discussion of 2007 base salaries, including a discussion of the factors considered in determining 2007 base salaries, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Base Salary” beginning on page 13. For a discussion of 2007 annual bonus awards, including a discussion of the principles applied and factors considered in determining 2007 annual bonus awards, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Bonus Awards” beginning on page 14.

Stock Option Grants

2005 Equity Incentive Plan

The Company maintains the 2005 Equity Plan, which was approved by the Company’s shareholders and is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The Compensation Committee administers the 2005 Equity Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2005 Equity Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, other stock-based awards or any combination thereof.

Under the 2005 Equity Plan, the number of shares of Brink’s Common Stock available for issuance is 5,000,000 shares, subject to adjustment by the Compensation Committee for stock splits and other events as set forth in the 2005 Equity Plan. During any calendar year, no participant may receive awards under the 2005 Equity Plan relating to more than 400,000 shares of common stock, subject to adjustment as noted above.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2005 Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

The duration of options granted under the 2005 Equity Plan, which may be incentive stock options, which afford certain favorable tax treatment for the holder, or nonqualified stock options, is established by the Compensation Committee but may not exceed six years. Subject to a minimum vesting period of one year from the date of grant, the Compensation Committee may impose a vesting schedule on options and determines the acceptable form(s) in which the exercise price may be paid. In general, options continue to be exercisable following termination of employment for 90 days, if such options were exercisable at the time of termination. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, options held by the holder remain outstanding and continue in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, options held by the holder fully vest at the time of the holder’s death (or, if later, on the first anniversary of the grant date) and remain exercisable by the holder’s beneficiary or estate for three years following the holder’s death or their earlier expiration in accordance with their terms. In the event of a change in control of the Company, all outstanding options fully vest and become exercisable. On November 16, 2007, the definition of “change in control” under the 2005 Equity Plan was amended with respect to future awards under the plan to provide that a “change in control” will be triggered upon, among other things, consummation of (not shareholder approval of) a merger or other combination.

2007 Stock Option Grants

With respect to the options included in the Grants of Plan-Based Awards Table above, these options (1) become exercisable as to one-third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant and (2) expire on July 12, 2013.

For a discussion of the principles applied in administering the 2005 Equity Plan, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Long-Term Incentive Compensation—2005 Equity Incentive Plan” beginning on page 19.

Management Performance Improvement Plan Awards

Management Performance Improvement Plan

The Company maintains the MPIP, which was approved by the Company’s shareholders and is designed to promote the interests of the Company and its subsidiaries by linking financial incentives provided to participants with improvements in the Company’s financial results. The Compensation Committee administers the MPIP, establishes performance measures and is authorized to select key employees of the Company and its subsidiaries to participate in the MPIP.

Each participant is periodically granted performance awards that entitle him or her to receive cash payments following the completion of a three-year performance measurement period, provided that specified performance measures and certain conditions described in the MPIP relating to continuation of employment are satisfied. The maximum incentive payment any one participant may be entitled to receive for any one performance measurement period is $3,000,000.

A performance award terminates unless the participant remains continuously employed by the Company or a subsidiary until the date established by the Compensation Committee for payment of the performance award unless (1) the termination is due to retirement, disability or death, (2) approved by the Compensation Committee or (3) the termination is subsequent to a change in control (as defined in the MPIP). In the event a participant’s employment is terminated due to retirement, disability or death, he or she (or, in the event of the participant’s death, his or her beneficiary) is entitled to a prorated portion of the performance award to which he or she would otherwise be entitled based on the portion of the performance measurement period (determined in completed months) during which he or she was continuously employed by the Company or a subsidiary and based on the extent to which the performance goals were achieved as determined at the end of the performance measurement period. In the event of a participant’s termination of employment for reasons other than retirement, disability or death, the Compensation Committee may, but is not obligated to, authorize payment of an amount up to the prorated amount that would be payable under the preceding sentence. In the event of a change in control, performance awards are deemed to be earned at 150% of the specified target dollar amount applicable to the performance award and are paid as soon as practicable following the earlier of the participant’s termination of employment after the change in control or the end of the performance measurement period during which the change in control occurred. On November 16, 2007, the definition of “change in control” under the MPIP was amended with respect to future awards under the plan to provide that a “change in control” will be triggered upon, among other things, consummation of (not shareholder approval of) a merger or other combination.

Participants eligible to receive an award are entitled to receive a lump-sum cash payment on a date selected by the Compensation Committee following the end of the performance measurement period for the award provided that the performance measures are met. Under the deferred compensation program, participants may elect to defer the receipt of this payment.

The MPIP is intended to be compliant with Section 162(m) of the Internal Revenue Code, so that payments made under the plan retain their tax deductibility. In order to remain compliant, the payouts are calculated by comparing actual performance metrics to those preset by the Compensation Committee. The Compensation Committee has not adjusted payouts to include any subjective factors.

2007 MPIP Awards

Performance award targets for the 2007–2009 performance measurement period for each named executive officer are included in the Grants of Plan-Based Awards Table above. Actual payments can range from 0% to 200% of the target depending on performance against the pre-established measures.

For a discussion of the principles applied in administering the MPIP and a further discussion of the 2007 MPIP awards, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Long-Term Incentive Compensation—Management Performance Improvement Plan” beginning on page 17.

Reconciliation of Grant Date Fair Value of Option Awards to Expense Related to Option Awards Recognized in 2007

The following table provides a reconciliation of the grant date fair value of the option awards included under “Grant Date Fair Value of Option Awards” in the Grants of Plan-Based Awards Table to the dollar amount recognized by the Company for financial reporting purposes with respect to the year ended December 31, 2007 included under “Option Awards” in the Summary Compensation Table, in each case, as computed in accordance with FAS 123R.

Name	Grant Date Fair Value of Option Awards in 2007	Recognition of Expense for Options Granted in 2004–2006(1)	Expense Related to Option Awards Recognized in 2007
Mr. Dan	$1,977,675	$467,311	$2,444,986
Mr. Ritter	753,398	539,694	1,293,092
Mr. Lennon	659,223	99,291	758,514
Mr. Reed	659,223	99,291	758,514
Mr. Hartough	470,873	70,082	540,955

(1)	Under the implementation rules for FAS 123R, the Company recognized expense in the year ended December 31, 2007 for a portion of the value of options granted in prior years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information concerning the number and value of unexercised stock options for the named executive officers outstanding as of December 31, 2007. There were no other equity awards such as stock appreciation rights or similar instruments or nonvested stock (including restricted stock, performance stock or other similar instruments) for the named executive officers outstanding as of December 31, 2007.

Name	Option Awards
	Number of Securities Underlying Unexercised Options(1) (#)Exercisable	Number of Securities Underlying Unexercised Options(1) (#)Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date
Michael T. Dan	112,000	—	$21.48	7/11/2008(3)
	160,000	—	32.68	7/8/2010(5)
	106,667	53,333	35.79	7/7/2011(6)
	30,000	60,000	55.09	7/13/2012(7)
	—	105,000	63.72	7/12/2013(8)
Robert T. Ritter	22,000	15,000	35.79	7/7/2011(6)
	11,667	23,333	55.09	7/13/2012(7)
	—	40,000	63.72	7/12/2013(8)
Frank T. Lennon	6,666	—	15.27	7/10/2009(4)
	30,000	—	32.68	7/8/2010(5)
	23,334	11,666	35.79	7/7/2011(6)
	11,667	23,333	55.09	7/13/2012(7)
	—	35,000	63.72	7/12/2013(8)
Austin F. Reed	6,666	—	15.27	7/10/2009(4)
	30,000	—	32.68	7/8/2010(5)
	23,334	11,666	35.79	7/7/2011(6)
	11,667	23,333	55.09	7/13/2012(7)
	—	35,000	63.72	7/12/2013(8)
James B. Hartough	667	8,333	35.79	7/7/2011(6)
	8,334	16,666	55.09	7/13/2012(7)
	—	25,000	63.72	7/12/2013(8)

(1)

All of these options have become exercisable or will become exercisable as to one third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant.

(2)

In accordance with the Company’s 1988 Stock Option Plan (the “1988 Option Plan”) and 2005 Equity Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange Composite Transaction Tape.

(3)	These options were granted on July 11, 2002 under the 1988 Option Plan.

(4)	These options were granted on July 10, 2003 under the 1988 Option Plan.

(5)	These options were granted on July 8, 2004 under the 1988 Option Plan.

(6)	These options were granted on July 7, 2005 under the 2005 Equity Plan.

(7)	These options were granted on July 13, 2006 under the 2005 Equity Plan.

(8)	These options were granted on July 12, 2007 under the 2005 Equity Plan.

OPTION EXERCISES AND STOCK VESTED

The following table presents information concerning the exercise of stock options for the named executive officers during the year ended December 31, 2007. There were no other exercises of options, stock appreciation rights or similar instruments or vesting of stock (including restricted stock, performance stock or other similar instruments) for the named executive officers during the year ended December 31, 2007.

Name	Option Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
Michael T. Dan	150,000	$6,806,731
Robert T. Ritter	88,000	3,070,625
Frank T. Lennon	0	0
Austin F. Reed	0	0
James B. Hartough	54,000	1,857,094

PENSION BENEFITS

The Company provides retirement benefits to U.S. non-union employees who worked for the Company or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (the pension-retirement plan), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (the equalization plan), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension- retirement plan in the absence of benefit limitations for tax qualified plans. (The pension-retirement plan and the equalization plan are referred to collectively in this proxy statement as the pension plans.) The named executive officers are among those covered by these plans. There are no other plans providing defined benefit pension payments to them.

Benefit accruals under both plans were frozen for all employees as of December 31, 2005. The named executive officers, therefore, earned no additional pension benefits during 2007.

The following table presents information as of December 31, 2007 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)
Michael T. Dan	Pension-Retirement Plan	24.000	$591,339
	Equalization Plan	24.000	5,717,558
Robert T. Ritter	Pension-Retirement Plan	7.565	166,502
	Equalization Plan	7.565	430,941
Frank T. Lennon	Pension-Retirement Plan	28.405	1,119,908
	Equalization Plan	28.405	2,065,834
Austin F. Reed	Pension-Retirement Plan	18.345	421,064
	Equalization Plan	18.345	780,301
James B. Hartough	Pension-Retirement Plan	18.842	560,254
	Equalization Plan	18.842	426,756

For purposes of computing the present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 6.4% discount rate for the measurement date of December 31, 2007; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis. These are the same assumptions as are used to value the Company’s pension obligations in the financial statements as of December 31, 2007. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 4 to the Company’s financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Primary U.S. Pension Plan” both of which are included in its annual report on Form 10-K for the year ended December 31, 2007 and incorporated by reference into this proxy statement. In addition, the Company has assumed each named executive officer will attain the age of 65; longevity is determined using the RP-2000 Combined Healthy White Collar mortality table.

Pension-Retirement Plan

The Company maintains the pension-retirement plan, which is a defined benefit plan that covers, generally, full-time employees of the Company and participating subsidiaries as of and before December 31, 2005 who were not covered by a collective bargaining agreement. The Company has reserved the right to terminate or amend the pension-retirement plan at any time.

The amount of any benefit payable to a participant is based on the participant’s benefit accrual service and average salary (as these terms are defined in the pension-retirement plan). At June 1, 2003, the named executive officers had been credited under the pension-retirement plan with the following years of benefit accrual service: Mr. Dan, 21.305 years; Mr. Lennon, 26 years; Mr. Hartough, 16 years; Mr. Reed, 15.946 years; and Mr. Ritter, 5 years. Effective June 1, 2003, the Company amended the pension-retirement plan to provide a lower accrual rate for benefit accrual service earned after June 1, 2003. At December 31, 2005, the named executive officers had been credited under the pension-retirement plan, as amended June 1, 2003, with the following additional years of benefit accrual service after June 1, 2003: Mr. Dan, 2.695 years; Mr. Lennon, 2.405 years; Mr. Hartough, 2.842 years; Mr. Reed, 2.399 years; and Mr. Ritter, 2.565 years. Benefit accrual service is based on computation periods which are defined as 12-month consecutive periods of active employment beginning on date of hire and continuing on each anniversary thereof. For the last benefit computation period, a participant receives a fraction of benefit accrual service, not greater than one, equal to monthly elapsed time in that period multiplied by 0.1203. Effective December 31, 2005, the Company amended the pension plans to cease benefit accrual service to the Company.

For purposes of calculating the portion of a participant’s benefit accrued before June 1, 2003, average salary means the average compensation received by a participant for any consecutive 36- month period, which results in the highest annual average for any such 36-month period. Effective June 1, 2003, the period for calculating average salary was changed from 36 to 60 consecutive months. The compensation used in calculating average salary includes salary and bonus, but excludes amounts attributable to stock options or the sale of shares acquired upon the exercise of such stock options, any Company matching contributions credited to the participant under the deferred compensation program, any payments payable under the MPIP and any special recognition bonus.

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his normal retirement date (as defined in the pension-retirement plan) at an annual rate equal to the sum of the following:

•	for the portion of the accrued benefit earned before June 1, 2003:

•	2.1% of his average salary multiplied by his number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus

•	1% of his average salary multiplied by his number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less

•

.55% of his covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by his number of years of benefit accrual service completed as of May 31, 2003.

•	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:

•	1.75% of his average salary multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus

•	1% of his average salary multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less

•

.55% of his covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he reaches age 65, provided he has completed 10 years of vesting service and reached age 55, may receive an annuity for life payable monthly beginning on his early retirement date (as defined in the pension-retirement plan) at an annual rate equal to the rate applicable to retirement on his normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his early retirement date precedes his normal retirement date. Mr. Lennon is eligible for retirement under the pension- retirement plan and Messrs. Dan, Hartough, Ritter and Reed are eligible for early retirement under the pension-retirement plan.

The pension-retirement plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board of Directors adopted the equalization plan under which the Company will make additional payments so that the total amount received by each person affected by the Internal Revenue Code limitations is the same as would have otherwise been received under the pension-retirement plan. The Company has reserved the right to terminate or amend the equalization plan at any time.

Effective December 1, 1997, the equalization plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement. In accordance with the equalization plan, the Company has contributed to a trust, established between the Company and JPMorgan Chase, amounts in cash intended to be sufficient to provide the benefits to which (1) participants under the equalization plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. Further contributions may be made only to the extent that the funded percentage of the equalization plan after a contribution does not exceed the funded percentage of the pension-retirement plan. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

NONQUALIFIED DEFERRED COMPENSATION

The following table presents information concerning the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals, Company matching contributions and dividends credited to the participants’ accounts during 2007 under the rules governing the deferred compensation program. Since deferrals, along with any matching contributions, related to the KEIP and the MPIP are settled in the year after they are earned, these amounts differ from those reflected in the Summary Compensation Table, which, for 2006, are based on amounts earned in 2006 but paid in 2007 and, for 2007, are based on amounts earned in 2007 but paid in 2008.

Name	Executive Contributions in Last FY(1) ($)	Company Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Balance at Last FYE(4) ($)
Michael T. Dan	$488,400	$378,876	$88,575	$14,887,423
Robert T. Ritter	119,738	124,510	22,704	3,836,378
Frank T. Lennon	201,400	89,938	30,274	5,078,319
Austin F. Reed	87,661	89,735	18,927	3,192,935
James B. Hartough	51,981	51,073	17,237	2,890,225

(1)

Under the deferred compensation program, a participant is permitted to defer up to 50% of his base salary and up to 100% of the cash incentive amount earned by him under the KEIP and the MPIP. A participant is also able to defer amounts in excess of 401(k) limits of up to 5% of salary and KEIP as supplemental savings. The dollar value of the deferred amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See pages 35 and 36 for a description of the formulas. The following table sets forth the amount of salary and cash incentive awards deferred in 2007 under the deferred compensation program by each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Deferred	Incentive Compensation Deferred(a)	Total	Common Stock Units
Mr. Dan	$154,437	$333,963	$488,400	8,101
Mr. Ritter	70,125	49,613	119,738	1,984
Mr. Lennon	97,025	104,375	201,400	3,339
Mr. Reed	58,244	29,417	87,661	1,451
Mr. Hartough	37,981	14,000	51,981	860

(a)	The incentive compensation deferred in 2007 was earned by each named executive officer for 2006.

(2)

Under the deferred compensation program, a participant also receives Company-matching contributions with respect to salary and KEIP awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See pages 35 and 36 for a description of the formulas. The following table sets forth the amount of Company-matching contributions made in 2007 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Matching Contribution	Key Employees Incentive Plan Matching Contribution	Supplemental Savings Plan Matching Contribution	Total(a)	Common Stock Units
Mr. Dan	$106,808	$135,000	$137,068	$378,876	6,287
Mr. Ritter	47,275	38,000	39,235	124,510	2,063
Mr. Lennon	39,000	25,000	25,938	89,938	1,487
Mr. Reed	38,875	25,000	25,860	89,735	1,486
Mr. Hartough	26,083	14,000	10,990	51,073	846

(a)	These amounts are included within “All Other Compensation” for 2007 in the Summary Compensation Table.

(3)

Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2007 for the common stock units in each named executive officer’s account and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Dividends on Brink’s Common Stock(a)	Common Stock Units
Mr. Dan	$88,575	1,445
Mr. Ritter	22,704	371
Mr. Lennon	30,274	494
Mr. Reed	18,927	309
Mr. Hartough	17,237	281

(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.

(4)

The following table sets forth the composition of the aggregate balance of deferred compensation as of December 31, 2007 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock and (d) the aggregate number of units representing shares of Brink’s Common Stock credited to each named executive officer’s account:

Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Balance(a)	Common Stock Units
Mr. Dan	17	$4,600,745	$2,394,694	$7,891,984	$14,887,423	249,204
Mr. Ritter	10	966,869	723,198	2,146,311	3,836,378	64,218
Mr. Lennon	17	1,635,855	718,641	2,723,823	5,078,319	85,007
Mr. Reed	15	800,020	707,345	1,685,570	3,192,935	53,447
Mr. Hartough	17	895,912	484,142	1,510,171	2,890,225	48,380

(a)	Represents value as of December 31, 2007, including unit allocations on January 2, 2008.

General

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 100% of his cash incentive payments awarded under the KEIP (in 10% increments),

•	up to 50% of his base salary (in 5% increments),

•

any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code and

•	up to 100% of his cash incentive payments awarded under the MPIP (in 10% increments).

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred), deferred salary (100% of the first 10% deferred) and supplemental 401(k) Plan contributions (125% of the first 5% of salary and KEIP deferrals less amounts deferred into the Company’s 401(k) Plan).

Amounts deferred under the salary and supplemental savings portion of the deferred compensation program, including Company matching contributions, are converted on the first business day of the month following the month in which the deferral was made into common stock units that represent an equivalent number of shares of Brink’s Common Stock. The dollar values are converted in accordance with the formula in the deferred compensation program, which is based on the average of the high and low per share quoted sale prices for Brink’s Common Stock as reported on the New York Stock Exchange Composite Transaction Tape for each trading day during the month immediately preceding the crediting of such units. Dividends paid with respect to the common stock units in a participant’s account are also converted into common stock units using an average market price for Brink’s Common Stock on the payment date for the dividend.

Amounts deferred related to KEIP awards earned in 2006 and paid in 2007, including Company matching contributions, were converted to common stock units using the average of the high and low per share quoted sales prices for Brink’s Common Stock for December 2006, the final month of the year during which the award was earned. Effective January 1, 2007, the deferred compensation program was amended so that amounts paid after 2007 are converted into units based on the average market price for the month preceding the month in which the KEIP awards are paid. Amounts deferred relative to MPIP awards paid in 2007 were converted using the average market price for the month in which the MPIP awards were paid. Effective January 1, 2007, the deferred compensation program was amended so that amounts paid after 2007 are converted into units based on the average market price for the month preceding the month in which the MPIP awards are paid.

Distributions

General. The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid in lieu of the issuance of fractional shares. However, the value of the shares of Brink’s Common Stock and cash distributed with respect to amounts deferred before January 1, 2007 may not be less than the following:

•	with respect to deferred salary, the amount of salary actually deferred by the participant, including related dividends, but excluding any matching contributions and related dividends; and

•

with respect to deferred cash incentive payments under the KEIP and the MPIP, the amount actually deferred by the participant under such plans, including related dividends, but excluding any matching contributions and related dividends.

This minimum value of the shares of Brink’s Common Stock and cash distributed with respect to deferred incentive payments does not apply to supplemental 401(k) Plan deferrals.

Termination upon Death, Retirement, Disability or Change in Control. Upon the termination of participation as a result of death, normal or early retirement under the Company’s pension plan, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to 10 equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination with respect to deferrals. The deferred compensation program was amended in 2007, as a result of which both the six month delay and the five year and six month delay in payment following termination of employment now apply to deferrals made before December 31, 2004, which was previously not the case. The deferred compensation program was also amended in 2007 to change the definition of “change in control” with respect to future awards to provide that a “change in control” will be triggered upon, among other things, consummation of (not shareholder approval of) a merger or other combination.

Termination Other Than Upon Death, Retirement, Disability or Change in Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant six months after termination of employment. A participant may elect, however, to receive the shares in up to 10 equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination with respect to deferrals. The deferred compensation program was amended in 2007, as a result of which both the six month delay and the five year and six month delay in payment following termination of employment now apply to deferrals made before December 31, 2004, which was previously not the case. In addition, the participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months that the participant participated in the deferred compensation program as follows:

Months of Participation	Vested Percentage
Less than 36 months	0%
at least 36 months but less than 48 months	50%
at least 48 months and less than 60 months	75%
60 months or more	100%

All of the named executive officers are fully vested.

Lump-sum distributions of a participant’s common stock units attributable to Company matching contributions and related dividends are made following the third anniversary of the termination of participation.

In-Service Distributions. In 2007, the deferred compensation program was amended to eliminate the ability to receive in-service distributions, other than for the following one-time only exception. Because of changes made to the deferred compensation program in response to Section 409A of the Internal Revenue Code, and because of certain transition relief available under Section 409A that expires on December 31, 2008, the Compensation Committee determined that it was appropriate to allow each participant to elect to receive an in-service distribution of the vested portion of his or her account under the deferred compensation program, provided that distributions would only be permitted if they were tax deductible by the Company under Internal Revenue Code Section 162(m). Accordingly, any participant who made an election by December 31, 2007 received a distribution on February 15, 2008 of the vested portion of his or her account under the deferred compensation program, subject to the Section 162(m) limitation. The distribution was made in the form of Brink’s Common Stock. Any undistributed portion of a participant’s account remained credited to his or her account under the deferred compensation program. Named executive officers who received a pay-out of their vested account under the deferred compensation program included Mr. Dan, who received a partial distribution, and Mr. Ritter.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In addition to the general provisions of the Company’s benefit plans, there are three types of contracts which govern payments to the named executive officers in connection with termination or a change in control:

•	An employment agreement with Mr. Dan;

•	Severance agreements with Messrs. Ritter, Lennon, Reed and Hartough; and

•	Change in control agreements with all five of the named executive officers.

The agreements and the Company’s benefit plans have been designed so that payments and benefits are not duplicative. The Company believes that the agreements provide a competitive level of employment security to the named executive officers and encourage them to objectively evaluate the Company’s opportunities without undue concern about any personal repercussions.

The agreements, and benefits available under the agreements, are explained below on pages 37 through 49. Summary tables reflecting the payments that would be expected to be paid to each named executive officer under various termination circumstances are also set forth below on pages 50 through 54.

The following section describes each contract, agreement, plan or arrangement that provides for payments to the named executive officers at, following or in connection with their termination from the Company, including following a change in control of the Company.

Employment Agreement with Mr. Dan

As of May 4, 1998, the Company entered into an employment agreement with Mr. Dan that, as amended as of March 8, 2006, provides him with a minimum annual salary of $1,033,500 for a period ending March 31, 2010, in exchange for his services as President and Chief Executive Officer of the Company. Mr. Dan’s base salary is reviewed at least annually by the Compensation Committee and may be increased based on certain factors, including corporate and individual performances and increases in relevant cost of living indices. Under his employment agreement, Mr. Dan is also entitled to participate in all applicable Company retirement and benefit plans. The employment agreement also provides that the Company shall extend health care coverage to Mr. Dan’s former wife. Mr. Dan pays the premiums for this coverage.

In the event that the Company terminates Mr. Dan for “due cause” or he voluntarily terminates his employment other than for a deemed constructive termination, he generally will receive the salary to which he is entitled under the employment agreement only through the date of his termination. Any rights and benefits that he may have under the Company’s employee benefit plans and programs will be determined in accordance with the terms of such plans and programs.

The employment agreement defines “due cause” as:

•	an act or acts of dishonesty intended to result in substantial personal enrichment at the expense of the Company; or

•

repeated material violations by Mr. Dan of the terms of the employment agreement that are demonstrably willful and deliberate on his part, that are not caused by a disability and that remain uncured within a reasonable time after written notice specifying the nature of the violations.

In the event that the Company terminates Mr. Dan other than for due cause, under his employment agreement, Mr. Dan will be entitled to receive either:

•

if a change in control of the Company has occurred under the change in control agreement described below under “Change in Control Agreements and Severance Agreements”, the payments due to him under the provisions of the change in control agreement; or

•

in all other cases, a lump-sum cash payment equal to (1) his annual salary, as in effect immediately prior to such termination, multiplied by three, plus (2) the bonus, if any, paid to him in respect of the immediately preceding fiscal year, multiplied by three, plus (3) a reasonable sum reflecting the economic equivalent of applicable Company retirement and employment benefit plans, including the pension plans, the 401(k) Plan, the deferred compensation program, the salary continuation plan, financial and tax planning program and the Company’s charitable matching program, for a three-year period starting with his date of termination.

The table below provides information with respect to the compensation payable by the Company to Mr. Dan under his employment agreement and other plans or programs assuming that the Company terminated Mr. Dan’s employment on December 31, 2007 for other than due cause and that a change in control had not occurred as of that date.

Termination of Employment by the Company for Other Than Due Cause
(Without a Change in Control)

	Salary	Bonus	Economic Equivalent Benefit	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$3,225,000	$4,425,000	$241,607	$6,308,897	$14,887,423	$29,087,927

The benefits payable under Mr. Dan’s employment agreement and the change in control agreement are not duplicative. In the event of a conflict between the terms of the two agreements, the terms of the change in control agreement govern.

Mr. Dan’s employment agreement also contains confidentiality and non-competition provisions to which he is subject during and for three years after termination of his employment.

Change in Control Agreements and Severance Agreements

The change in control agreements provide Messrs. Dan, Ritter, Lennon, Reed and Hartough with certain compensation and continued benefits in the event that a “change in control” occurs and they remain employed by the Company or its successor for one year following the change in control. In addition, these agreements provide Messrs. Dan, Ritter, Lennon, Reed and Hartough with certain compensation and benefits in the event that a change in control occurs and either they are terminated by the Company without “cause” or they quit for “good reason” within three years following a change in control.

The severance agreements with Messrs. Ritter, Lennon, Reed and Hartough provide that if the executive is terminated by the Company other than for “cause” or he quits for “good reason”, the terminated executive will be entitled to receive the compensation and benefits described below.

The benefits payable under the change in control agreements and severance agreements are not duplicative. In the event of a conflict between the terms of the two agreements, the named executive officer is entitled to receive the compensation and benefits most favorable to him.

The change in control agreements and severance agreements generally define “cause”, “change in control” and “good reason” as follows:

•	“cause” means:

•	an act or acts of dishonesty intended to result in substantial personal enrichment at the expense of the Company; or

•

repeated material violations by the executive of the terms of the applicable agreement that are demonstrably willful and deliberate on the executive’s part and that remain uncured within a reasonable time after written notice to the executive specifying the nature of such violations.

•	a “change in control” will be deemed to have occurred:

•

upon the approval of the Company’s shareholders (or if such approval is not required, the approval of the Board) of (1) any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the shares of Brink’s Common Stock would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of all classes of common stock outstanding (exclusive of shares held by the Company’s affiliates) (referred to as “total voting power”) immediately before the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

•

when any person, other than the Company, its affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becomes the beneficial owner, directly or indirectly, of more than 20% of the total voting power; or

•

if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

•	“good reason” means:

•	without the executive’s express written consent and excluding an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the executive, (1) any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities or (2) any failure by the Company to comply with its obligations to provide the executive with the benefits to which he is entitled for continued employment under the applicable agreement;

•

without the executive’s express written consent, the Company’s requiring the executive to work at a location other than that at which he worked immediately before the change in control occurred (in the case of the change in control agreement) or the date of the severance agreement or to travel on Company business to an extent substantially greater than required immediately before the change in control occurred (in the case of the change in control agreement) or the date of the severance agreement;

•	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement; or

•	any breach by the Company of any other material provision of the applicable agreement.

Change in Control Agreements—Benefits Following a Change in Control if Executive is not Terminated

Salary and Bonus. During the first year of employment following a change in control, the executive will receive annual compensation equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the date the change in control occurred, plus (2) a bonus not less than the amount of the executive’s highest bonus award under the KEIP or any substitute or successor plan for the last three years preceding the date the change in control occurred. On each anniversary of the date the change in control occurred, the executive’s compensation in effect on such anniversary date will be increased for the remaining period of the executive’s employment by not less than the higher of (1) 5% or (2) 80% of the percentage change in the Consumer Price Index (All Urban Consumers) for the 12-month period ended immediately before the month in which such anniversary date occurs.

Incentive, Savings and Retirement Plans. During the executive’s continued employment, he is entitled to (1) continue to participate in all incentive, savings and retirement plans and programs generally applicable to the Company’s full-time officers or employees, including the pension plans, the 401(k) Plan and the deferred compensation program, or (2) participate in incentive, savings and retirement plans and programs of a successor to the Company that have benefits that are not less favorable to the executive.

Welfare Benefit Plans. During the executive’s continued employment, the executive and/or the executive’s family or beneficiary, as the case may be, is eligible to (1) participate in and will receive all benefits under welfare benefit plans and programs generally applicable to the Company’s full-time officers or employees, including medical, disability, group life, accidental death and travel accident insurance plans and programs, or (2) participate in welfare benefit plans and programs of a successor to the Company that have benefits that are not less favorable to the executive.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough for 2008 under the change in control agreements and other plans or programs assuming that a change in control occurred on December 31, 2007 and that each of these executives continued their employment with the Company until December 31, 2008.

Continued Employment until December 31, 2008
(Following a Change in Control)

Name	Salary	Bonus	Benefits Under Incentive, Savings and Retirement Plans(1)	Benefits under Welfare Benefit Plans	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,075,000	$1,475,000	$398,251	$46,695	$6,308,897	$14,887,423	$24,191,266
Mr. Ritter	482,000	425,000	143,885	30,830	597,443	3,836,378	5,515,536
Mr. Lennon	397,500	275,000	109,313	48,251	3,185,742	5,078,319	9,094,125
Mr. Reed	395,000	250,000	109,110	23,234	1,201,365	3,192,935	5,171,644
Mr. Hartough	270,000	145,000	70,448	18,815	987,010	2,890,225	4,381,498

(1)

Assumes (a) identical matching contributions under the deferred compensation program as those paid in the year ended December 31, 2007, (b) projected maximum matching contributions under the 401(k) Plan of $19,375 and (c) no incremental benefit earned under any pension plan for which benefits were frozen at December 31, 2005.

Change in Control Agreements—Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. If the executive terminates his employment for good reason or the Company terminates the executive’s employment during the three years following the date of the change in control other than for cause, death or incapacity, under the change in control agreement, the executive will receive the compensation and other benefits described below.

•	The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:

•

the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of his highest annual bonus awarded during the past three years prorated based on the number of days worked in the year of his termination and (3) any compensation previously deferred by the executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1), (2), and (3) is referred to in the tables below as the “Accrued Obligation Payment”); and

•	the amount equal to three times the sum of the executive’s annual base salary and his highest annual bonus awarded during the past three years.

•

For three years after the executive’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to the executive and/or the executive’s family at least equal to those that would have been provided to them in accordance with benefit plans, programs, practices and policies if the executive’s employment had not been terminated or, if more favorable to the executive, as in effect generally at any time thereafter. However, if the executive becomes employed by another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits provided by the Company will be secondary to those provided under such other plan during such applicable period of eligibility.

•

The Company will pay in cash, at the request of the executive, the difference between the exercise price and market value with respect to all of the executive’s unexercised stock options granted before the date of termination, whether or not such options are exercisable on the date of such request. Market value means the last closing price for Brink’s Common Stock on the New York Stock Exchange on the executive’s date of termination or, should Brink’s Common Stock cease to be listed on the New York Stock Exchange before the date of termination, on the last date on which Brink’s Common Stock was traded.

•

The Company will provide the executive with reasonable outplacement services for a period of up to one year from the date of termination. The executive is permitted to select the provider of these services.

•

To the extent not already paid or provided, the Company will pay or provide to the executive any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid stock and similar compensation (such other amounts and benefits are referred to in the tables below as the “Other Benefits”).

Termination for Death or Incapacity. If the executive’s employment is terminated by reason of the executive’s death or incapacity during the three years following the date of the change in control, the change of control agreement will terminate without further obligations to the executive’s legal representatives under the change in control agreement, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.

Termination for Cause. If the Company or its successor terminates the executive’s employment for cause during the three years following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment to the executive of (1) the executive’s currently effective annual base salary through the date of termination, (2) the amount of any compensation previously deferred by the executive and any and all amounts matched by the Company and (3) Other Benefits, in each case to the extent not already paid or credited.

Termination for Other Than for Good Reason. If the executive voluntarily terminates employment during the three years following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the payment of the Accrued Obligation Payment and Other Benefits.

In the event a change in control occurs and the executive’s employment with the Company ends, the terms of the executive’s change in control agreement and severance agreement, or in the case of Mr. Dan, Mr. Dan’s employment agreement, will apply. For information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the scenarios described above, which are covered by these agreements, see the tables included below under “Hypothetical Termination Benefits Following a Change in Control”.

Excise Taxes. If the payments received under the change in control agreement are subject to the excise tax imposed by the Internal Revenue Code on excess parachute payments, the executive generally will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that would have been received if the excise tax had not been imposed.

Severance Agreements

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. If the executive terminates his employment for good reason or the Company terminates the executive’s employment other than for cause, death or incapacity, the executive will receive the compensation and other benefits under the severance agreement described below.

•	The Company will make a lump sum cash payment to the executive (or in stock if provided by a relevant plan) consisting of the aggregate of the following amounts:

•

the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of his highest annual bonus awarded during the past three years prorated based on the number of days worked in the year of his termination, (3) any compensation previously deferred by the executive and any amounts matched by the Company, whether vested or unvested (together with any accrued interest or earnings thereon), (4) an amount equal to the value of those unvested benefits payable in stock or cash which unvested benefits cannot be the subject of accelerated vesting by reason of the terms of the relevant plans and (5) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) through (5) is referred to in the tables below as the “Accrued Obligation Payment”); and

•	the amount equal to three times the sum of the executive’s annual base salary and his highest annual bonus awarded during the last three years.

•

For three years after the executive’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to the executive and/or the executive’s family at least equal to those that would have been provided to them in accordance with benefit plans, programs, practices and policies, including medical, disability, group life, accidental death and travel accident insurance plans and programs, if the executive’s employment had not been terminated or, if more favorable to the executive, as in effect generally at any time thereafter. However, if the executive becomes employed by another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits provided by the Company will be secondary to those provided under such other plan during such applicable period of eligibility.

•

The Company will provide the executive with reasonable outplacement services for a period of up to two years from the date of termination. The executive is permitted to select the provider of these services.

•	All unexercised stock options granted before the date of termination, whether or not such options are exercisable on the date of termination, will become immediately vested and exercisable.

•

The Company, if requested within three years of the date of termination, will arrange for the purchase of the executive’s principal residence and the provision of certain relocation benefits to the executive. (This provision applies only to Messrs. Lennon, Reed and Hartough.)

•

To the extent not already paid or provided, the Company will pay or provide to the executive any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid stock and similar compensation (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the severance agreements assuming that the executive terminated his employment for good reason or the Company terminated the executive’s employment on December 31, 2007 other than for cause, death or incapacity and that a change in control had not occurred as of that date.

Termination of Employment by Named Executive Officer for Good Reason
or by the Company for Other Than Cause, Death or Incapacity
(Without a Change in Control)

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus	Continuation of Benefit Plans	Option Acceleration(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$—	$7,650,000	$241,607	$—	$—	$6,308,897	$14,887,423	$29,087,927
Mr. Ritter	425,000	2,721,000	297,722	467,748	—	597,443	3,836,378	8,345,291
Mr. Lennon	275,000	2,017,500	329,162	387,899	323,749	3,185,742	5,078,319	11,597,371
Mr. Reed	250,000	1,935,000	254,623	387,899	171,717	1,201,365	3,192,935	7,395,539
Mr. Hartough	145,000	1,245,000	190,786	277,072	198,369	987,010	2,890,225	5,933,462

(1)

The effect of accelerating any unvested options at December 31, 2007 is based on the difference between the closing price of the stock at December 31, 2007 and the respective options’ exercise prices. Under the terms of Mr. Dan’s employment agreement, unvested options would not receive accelerated vesting.

(2)	Includes the estimated benefit under the Company’s Senior Executive Relocation Program. Only Messrs. Lennon, Reed and Hartough are covered under this program.

Termination for Death or Incapacity. If the executive’s employment is terminated by reason of the executive’s death or incapacity, the severance agreement will terminate without further obligations to the executive’s legal representatives under the severance agreement, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits for termination, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the severance agreement or, if more favorable to the executive, at the executive’s deemed date of termination.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough or their respective legal representatives under the severance agreements and other plans or programs assuming that the executive’s employment terminated by reason of the executive’s death on December 31, 2007 and that a change in control had not occurred as of that date.

Termination of Employment by Reason of Named Executive Officer’s Death
(Without a Change in Control)

Name	Accrued Obligation Payment	Present Value of Death Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit(3)	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$—	$2,487,679	$4,205,663	$4,117,092	$14,887,423	$25,697,857
Mr. Ritter	425,000	1,115,406	1,130,083	361,383	3,836,378	6,868,250
Mr. Lennon	275,000	919,863	917,767	1,438,739	5,078,319	8,629,688
Mr. Reed	250,000	914,077	917,767	705,703	3,192,935	5,980,482
Mr. Hartough	145,000	624,812	674,473	557,637	2,890,225	4,892,147

(1)

The executive’s beneficiary or estate will receive ten equal annual payments totaling three times the executive’s base salary. These amounts reflect the net present value of the payments discounted at 6%.

(2)

Includes (a) the prorated portion of any outstanding MPIP award assuming performance through December 31, 2007 and (b) the effect of accelerating any unvested options at December 31, 2007 based on the difference between the closing price of the stock at December 31, 2007 and the respective options’ exercise prices.

Name	MPIP	Acceleration of Unvested Stock Options	Total
Mr. Dan	$2,649,338	$1,556,325	$4,205,663
Mr. Ritter	662,335	467,748	1,130,083
Mr. Lennon	529,868	387,899	917,767
Mr. Reed	529,868	387,899	917,767
Mr. Hartough	397,401	277,072	674,473

(3)

The Company’s pension plans provide for a joint and survivor benefit to each participant’s spouse. These amounts reflect the actuarial present value of such benefit, assuming the benefit is payable at approximately 50% of the benefit that would have been payable to the participant if he or she were retired.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough or their respective legal representatives under the severance agreements and other plans or programs assuming that the executive’s employment terminated by reason of the executive’s incapacity on December 31, 2007 and that a change in control had not occurred as of that date.

Termination of Employment by Reason of Named Executive Officer’s Incapacity
(Without a Change in Control)

Name	Accrued Obligation Payment	Present Value of Incapacity Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$—	$2,848,168	$4,205,663	$6,308,897	$14,887,423	$28,250,151
Mr. Ritter	425,000	2,449,579	1,130,083	597,443	3,836,378	8,438,483
Mr. Lennon	275,000	—	917,767	3,185,742	5,078,319	9,456,828
Mr. Reed	250,000	2,241,936	917,767	1,201,365	3,192,935	7,804,003
Mr. Hartough	145,000	1,133,706	674,473	987,010	2,890,225	5,830,414

(1)

In the event of incapacity, short-term disability payments are payable for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. Thereafter, long-term disability payments are payable until the retirement of the executive (usually at the social security retirement age). Such payments cover 60% of the executive’s base salary and three year average KEIP bonus with a limit of $25,000 per month. Other than for Mr. Dan, the amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Life Insurance and Executive Salary Continuation premiums during the disability period, discounted at 6%. Under the terms of Mr. Dan’s employment agreement, disability payments are at 100% of base salary for six months, and then at 50% of base salary until the expiration of his employment agreement. Thereafter, amounts would be provided as previously described.

(2)

For details, see table on page 44. Includes (a) the prorated portion of any outstanding MPIP award assuming performance through December 31, 2007 and (b) the effect of exercising all unvested options granted after December 31, 2004 when such options eventually vest (options are not accelerated in the event of incapacity with no change in control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2007) and the respective options’ exercise prices.

Termination for Cause. If the Company terminates the executive’s employment for cause, the severance agreement and other plans or programs will terminate without further obligations to the executive other than payment to the executive of (1) the executive’s currently effective annual base salary through the date of termination, (2) the amount of any compensation previously deferred by the executive and any and all amounts matched by the Company and (3) Other Benefits, in each case to the extent not already paid.

The table below provides information with respect to the compensation payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the severance agreements and other plans or programs assuming that the Company terminated the executive’s employment for cause on December 31, 2007 and that a change in control had not occurred as of that date.

Termination of Employment by the Company for Cause
(Without a Change in Control)

Name	Annual Base Salary Not Previously Paid(1)	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$—	$—	$6,308,897	$14,887,423	$21,196,320
Mr. Ritter	—	—	597,443	3,836,378	4,433,821
Mr. Lennon	—	—	3,185,742	5,078,319	8,264,061
Mr. Reed	—	—	1,201,365	3,192,935	4,394,300
Mr. Hartough	—	—	987,010	2,890,225	3,877,235

(1)	All Annual Base Salary was paid as of December 31, 2007.

Termination for Other Than for Good Reason. If the executive voluntarily terminates his employment, excluding a termination for good reason, the severance agreement will terminate without further obligations to the executive, other than for the payment of the Accrued Obligation Payment and Other Benefits.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the severance agreements and other plans or programs assuming that the executive voluntarily terminated his employment on December 31, 2007 other than for good reason and that a change in control had not occurred as of that date.

Termination of Employment by Named Executive Officer for Other Than Good Reason
(Without a Change in Control)

Name	Accrued Obligation Payment	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$—	$—	$6,308,897	$14,887,423	$21,196,320
Mr. Ritter	425,000	—	597,443	3,836,378	4,858,821
Mr. Lennon	275,000	—	3,185,742	5,078,319	8,539,061
Mr. Reed	250,000	—	1,201,365	3,192,935	4,644,300
Mr. Hartough	145,000	—	987,010	2,890,225	4,022,235

Retirement. If the executive retires, the severance agreement will terminate without further obligation to the executive, other than for the payment of the Accrued Obligation Payment and Other Benefits.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the severance agreements and other plans or programs assuming that the executive retired from the Company on December 31, 2007 and that a change in control had not occurred as of that date.

Retirement of Named Executive Officer
(Without a Change in Control)

Name	Accrued Obligation Payment	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$—	$4,205,663	$8,884,873	$14,887,423	$27,977,959
Mr. Ritter	425,000	1,130,083	812,678	3,836,378	6,204,139
Mr. Lennon	275,000	917,767	3,527,719	5,078,319	9,798,805
Mr. Reed	250,000	917,767	1,602,392	3,192,935	5,963,094
Mr. Hartough	145,000	674,473	1,233,947	2,890,225	4,943,645

(1)

For details, see table on page 44. Includes the effect of exercising all unvested options outstanding at December 31, 2007 when such options eventually vest (options are not accelerated in the event of retirement with no change in control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2007) and the respective options’ exercise prices.

Excise Taxes. If the payments received under the severance agreement are subject to the excise tax imposed by the Internal Revenue Code on excess parachute payments, the executive generally will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that would otherwise be received in the absence of the excise tax.

Other Terms. The severance agreement is subject to execution by the executive of a customary release and also contains confidentiality provisions to which the executive is subject during and for three years after his employment.

Hypothetical Termination Benefits Following a Change in Control

The tables below provide information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the scenarios covered by the change in control agreements, the severance agreements and Mr. Dan’s employment agreement. As noted above, the compensation and other benefits payable under these agreements are not duplicative. In the event of a conflict between the terms of these agreements, the named executive officer is entitled to receive the compensation and benefits most favorable to him. The tables below reflect the compensation and other benefits most favorable to the executive under the agreements.

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough assuming that a change in control occurred on December 31, 2007 and that the executive terminated his employment for good reason or the Company terminated the executive’s employment on that date other than for cause, death or incapacity.

Termination of Employment by Named Executive Officer for Good Reason
or by the Company for Other Than Cause, Death or Incapacity
(Following Change in Control)

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus	Continuation of Benefit Plans	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$7,650,000	$636,707	$6,056,325	$6,308,897	$14,887,423	$37,014,352
Mr. Ritter	425,000	2,721,000	303,322	3,063,845	597,443	3,836,378	10,946,988
Mr. Lennon	275,000	2,017,500	336,245	2,992,418	3,185,742	5,078,319	13,885,224
Mr. Reed	250,000	1,935,000	261,706	2,662,599	1,201,365	3,192,935	9,503,605
Mr. Hartough	145,000	1,245,000	193,736	2,044,639	987,010	2,890,225	7,505,610

(1)

Includes (a) the value of all outstanding MPIP awards deemed to be earned at 150% of the specified target dollar amount, as discussed under “Management Performance Improvement Plan Awards—Management Performance Improvement Plan” beginning on page 28, (b) the effect of accelerating any unvested options at December 31, 2007 based on the difference between the closing price of the stock at December 31, 2007 and the respective options’ exercise prices, (c) the effect of applicable tax gross-up payments, and (d) the estimated benefit under the Company’s Senior Executive Relocation Program for Messrs. Lennon, Reed and Hartough.

Name	MPIP	Acceleration of Unvested Stock Options	Tax Gross-Up Payment	Relocation	Total
Mr. Dan	$4,500,000	$1,556,325	$—	$—	$6,056,325
Mr. Ritter	1,125,000	467,748	1,471,097	—	3,063,845
Mr. Lennon	900,000	387,899	1,380,770	323,749	2,992,418
Mr. Reed	900,000	387,899	1,202,983	171,717	2,662,599
Mr. Hartough	675,000	277,072	894,198	198,369	2,044,639

Termination for Death or Incapacity

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough or their respective legal representatives assuming that a change in control occurred on December 31, 2007 and that the executive’s employment terminated by reason of the executive’s death on that date.

Termination of Employment by Reason of Named Executive Officer’s Death
(Following Change in Control)

Name	Accrued Obligation Payments	Present Value of Death Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$2,487,679	$6,056,325	$4,117,092	$14,887,423	$29,023,519
Mr. Ritter	425,000	1,115,406	1,592,748	361,383	3,836,378	7,330,915
Mr. Lennon	275,000	919,863	1,287,899	1,438,739	5,078,319	8,999,820
Mr. Reed	250,000	914,077	1,287,899	705,703	3,192,935	6,350,614
Mr. Hartough	145,000	624,812	952,072	557,637	2,890,225	5,169,746

(1)

Includes (a) the effect of all outstanding MPIP awards deemed to be earned at 150% of the specified target dollar amount, as discussed under “Management Performance Improvement Plan Awards—Management Performance Improvement Plan” beginning on page 28, and (b) the effect of accelerating any unvested options at December 31, 2007 based on the difference between the closing price of the stock at December 31, 2007 and the respective options’ exercise prices.

Name	MPIP	Acceleration of Unvested Stock Options	Total
Mr. Dan	$4,500,000	$1,556,325	$6,056,325
Mr. Ritter	1,125,000	467,748	1,592,748
Mr. Lennon	900,000	387,899	1,287,899
Mr. Reed	900,000	387,899	1,287,899
Mr. Hartough	675,000	277,072	952,072

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough or their respective legal representatives assuming that a change in control occurred on December 31, 2007 and that executive’s employment terminated by reason of the executive’s incapacity on that date.

Termination of Employment by Reason of Named Executive Officer’s Incapacity
(Following Change in Control)

Name	Accrued Obligation Payments	Present Value of Incapacity Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$2,466,156	$6,056,325	$6,308,897	$14,887,423	$31,193,801
Mr. Ritter	425,000	2,449,579	1,592,748	597,443	3,836,378	8,901,148
Mr. Lennon	275,000	—	1,287,899	3,185,742	5,078,319	9,826,960
Mr. Reed	250,000	2,241,936	1,287,899	1,201,365	3,192,935	8,174,135
Mr. Hartough	145,000	1,133,706	952,072	987,010	2,890,225	6,108,013

(1)	See table above for details.

Termination for Cause

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough assuming that a change in control occurred on December 31, 2007 and that the Company terminated the executive’s employment for cause on that date.

Termination of Employment by the Company for Cause
(Following Change in Control)

Name	Annual Base Salary Not Previously Paid(1)	Earn Out of Open Long Term Awards(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$—	$6,056,325	$6,308,897	$14,887,423	$27,252,645
Mr. Ritter	—	1,592,748	597,443	3,836,378	6,026,569
Mr. Lennon	—	1,287,899	3,185,742	5,078,319	9,551,960
Mr. Reed	—	1,287,899	1,201,365	3,192,935	5,682,199
Mr. Hartough	—	952,072	987,010	2,890,225	4,829,307

(1)	All Annual Base Salary was paid as of December 31, 2007.

(2)	See table on page 48 for details.

Termination for Other Than for Good Reason

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough assuming that a change in control occurred on December 31, 2007 and that the executive voluntarily terminated his employment on that date other than for good reason.

Termination of Employment by Named Executive Officer for Other Than Good Reason
(Following Change in Control)

Name	Accrued Obligation Payments	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$6,056,325	$6,308,897	$14,887,423	$28,727,645
Mr. Ritter	425,000	1,592,748	597,443	3,836,378	6,451,569
Mr. Lennon	275,000	1,287,899	3,185,742	5,078,319	9,826,960
Mr. Reed	250,000	1,287,899	1,201,365	3,192,935	5,932,199
Mr. Hartough	145,000	952,072	987,010	2,890,225	4,974,307

(1)	See table on page 48 for details.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough assuming that a change in control occurred on December 31, 2007 and that the executive retired from the Company on that date.

Retirement of Named Executive Officer
(Following Change in Control)

Name	Accrued Obligation Payment	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,475,000	$6,056,325	$8,884,873	$14,887,423	$31,303,621
Mr. Ritter	425,000	1,592,748	812,678	3,836,378	6,666,804
Mr. Lennon	275,000	1,287,899	3,527,719	5,078,319	10,168,937
Mr. Reed	250,000	1,287,899	1,602,392	3,192,935	6,333,226
Mr. Hartough	145,000	952,072	1,233,947	2,890,225	5,221,244

(1)	See table on page 48 for details.

Summary Tables by Named Executive Officer

The following five pages contain summary tables showing the payments and benefits available to each named executive officer upon termination, both with and without a change in control, as described in pages 37 to 49.

Payments Upon Termination
as of December 31, 2007
Michael T. Dan

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$14,887,423	$14,887,423	$14,887,423	$14,887,423	$14,887,423	$14,887,423	$14,887,423	$14,887,423	$14,887,423	$14,887,423	$14,887,423	$14,887,423
Present Value of Accumulated Pension Benefit	6,308,897	6,308,897	4,117,092	6,308,897	8,884,873	6,308,897	6,308,897	6,308,897	4,117,092	6,308,897	8,884,873	6,308,897

Already Earned	21,196,320	21,196,320	19,004,515	21,196,320	23,772,296	21,196,320	21,196,320	21,196,320	19,004,515	21,196,320	23,772,296	21,196,320
Accrued Obligation Payment	—	—	—	—	—	—	—	1,475,000	1,475,000	1,475,000	1,475,000	1,475,000
Salary and Bonus	—	—	—	—	—	7,650,000	—	—	—	—	—	7,650,000
Continuation of Benefits	—	—	—	—	—	241,607	—	—	—	—	—	636,707
Present Value of Death Benefits	—	—	2,487,679	—	—	—	—	—	2,487,679	—	—	—
Present Value of Incapacity Benefits	—	—	—	2,848,168	—	—	—	—	—	2,466,156	—	—
Option Acceleration	—	—	1,556,325	1,556,325	1,556,325	—	1,556,325	1,556,325	1,556,325	1,556,325	1,556,325	1,556,325
MPIP Payout	—	—	2,649,338	2,649,338	2,649,338	—	4,500,000	4,500,000	4,500,000	4,500,000	4,500,000	4,500,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	—
All Other	—	—	—	—	—	—	—	—	—	—	—	—

Total	$21,196,320	$21,196,320	$25,697,857	$28,250,151	$27,977,959	$29,087,927	$27,252,645	$28,727,645	$29,023,519	$31,193,801	$31,303,621	$37,014,352

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

Payments Upon Termination
as of December 31, 2007
Robert T. Ritter

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$3,836,378	$3,836,378	$3,836,378	$3,836,378	$3,836,378	$3,836,378	$3,836,378	$3,836,378	$3,836,378	$3,836,378	$3,836,378	$3,836,378
Present Value of Accumulated Pension Benefit	597,443	597,443	361,383	597,443	812,678	597,443	597,443	597,443	361,383	597,443	812,678	597,443

Already Earned	4,433,821	4,433,821	4,197,761	4,433,821	4,649,056	4,433,821	4,433,821	4,433,821	4,197,761	4,433,821	4,649,056	4,433,821
Accrued Obligation Payment	—	425,000	425,000	425,000	425,000	425,000	—	425,000	425,000	425,000	425,000	425,000
Salary and Bonus	—	—	—	—	—	2,721,000	—	—	—	—	—	2,721,000
Continuation of Benefits	—	—	—	—	—	297,722	—	—	—	—	—	303,322
Present Value of Death Benefits	—	—	1,115,406	—	—	—	—	—	1,115,406	—	—	—
Present Value of Incapacity Benefits	—	—	—	2,449,579	—	—	—	—	—	2,449,579	—	—
Option Acceleration	—	—	467,748	467,748	467,748	467,748	467,748	467,748	467,748	467,748	467,748	467,748
MPIP Payout	—	—	662,335	662,335	662,335	—	1,125,000	1,125,000	1,125,000	1,125,000	1,125,000	1,125,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	1,471,097
All Other	—	—	—	—	—	—	—	—	—	—	—	—

Total	$4,443,821	$4,858,821	$6,868,250	$8,438,483	$6,204,139	$8,345,291	$6,026,569	$6,451,569	$7,330,915	$8,901,148	$6,666,804	$10,946,988

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

Payments Upon Termination
as of December 31, 2007
Frank T. Lennon

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$5,078,319	$5,078,319	$5,078,319	$5,078,319	$5,078,319	$5,078,319	$5,078,319	$5,078,319	$5,078,319	$5,078,319	$5,078,319	$5,078,319
Present Value of Accumulated Pension Benefit	3,185,742	3,185,742	1,438,739	3,185,742	3,527,719	3,185,742	3,185,742	3,185,742	1,438,739	3,185,742	3,527,719	3,185,742

Already Earned	8,264,061	8,264,061	6,517,058	8,264,061	8,606,038	8,264,061	8,264,061	8,264,061	6,517,058	8,264,061	8,606,038	8,264,061
Accrued Obligation Payment	—	275,000	275,000	275,000	275,000	275,000	—	275,000	275,000	275,000	275,000	275,000
Salary and Bonus	—	—	—	—	—	2,017,500	—	—	—	—	—	2,017,500
Continuation of Benefits	—	—	—	—	—	329,162	—	—	—	—	—	336,245
Present Value of Death Benefits	—	—	919,863	—	—	—	—	—	919,863	—	—	—
Present Value of Incapacity Benefits	—	—	—	—	—	—	—	—	—	—	—	—
Option Acceleration	—	—	387,899	387,899	387,899	387,899	387,899	387,899	387,899	387,899	387,899	387,899
MPIP Payout	—	—	529,868	529,868	529,868	—	900,000	900,000	900,000	900,000	900,000	900,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	1,380,770
All Other	—	—	—	—	—	323,749	—	—	—	—	—	323,749

Total	$8,264,061	$8,539,061	$8,629,688	$9,456,828	$9,798,805	$11,597,371	$9,551,960	$9,826,960	$8,999,820	$9,826,960	$10,168,937	$13,885,224

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

Payments Upon Termination
as of December 31, 2007
Austin F. Reed

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$3,192,935	$3,192,935	$3,192,935	$3,192,935	$3,192,935	$3,192,935	$3,192,935	$3,192,935	$3,192,935	$3,192,935	$3,192,935	$3,192,935
Present Value of Accumulated Pension Benefit	1,201,365	1,201,365	705,703	1,201,365	1,602,392	1,201,365	1,201,365	1,201,365	705,703	1,201,365	1,602,392	1,201,365

Already Earned	4,394,300	4,394,300	3,898,638	4,394,300	4,795,327	4,394,300	4,394,300	4,394,300	3,898,638	4,394,300	4,795,327	4,394,300
Accrued Obligation Payment	—	250,000	250,000	250,000	250,000	250,000	—	250,000	250,000	250,000	250,000	250,000
Salary and Bonus	—	—	—	—	—	1,935,000	—	—	—	—	—	1,935,000
Continuation of Benefits	—	—	—	—	—	254,623	—	—	—	—	—	261,706
Present Value of Death Benefits	—	—	914,077	—	—	—	—	—	914,077	—	—	—
Present Value of Incapacity Benefits	—	—	—	2,241,936	—	—	—	—	—	2,241,936	—	—
Option Acceleration	—	—	387,899	387,899	387,899	387,899	387,899	387,899	387,899	387,899	387,899	387,899
MPIP Payout	—	—	529,868	529,868	529,868	—	900,000	900,000	900,000	900,000	900,000	900,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	1,202,983
All Other	—	—	—	—	—	171,717	—	—	—	—	—	171,717

Total	$4,394,300	$4,644,300	$5,980,482	$7,804,003	$5,963,094	$7,393,539	$5,682,199	$5,932,199	$6,350,614	$8,174,135	$6,333,226	$9,503,605

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

Payments Upon Termination
as of December 31, 2007
James B. Hartough

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$2,890,225	$2,890,225	$2,890,225	$2,890,225	$2,890,225	$2,890,225	$2,890,225	$2,890,225	$2,890,225	$2,890,225	$2,890,225	$2,890,225
Present Value of Accumulated Pension Benefit	987,010	987,010	557,637	987,010	1,233,947	987,010	987,010	987,010	557,637	987,010	1,233,947	987,010

Already Earned	3,877,235	3,877,235	3,447,862	3,877,235	4,124,172	3,877,235	3,877,235	3,877,235	3,447,862	3,877,235	4,124,172	3,877,235
Accrued Obligation Payment	—	145,000	145,000	145,000	145,000	145,000	—	145,000	145,000	145,000	145,000	145,000
Salary and Bonus	—	—	—	—	—	1,245,000	—	—	—	—	—	1,245,000
Continuation of Benefits	—	—	—	—	—	190,786	—	—	—	—	—	193,736
Present Value of Death Benefits	—	—	624,812	—	—	—	—	—	624,812	—	—	—
Present Value of Incapacity Benefits	—	—	—	1,133,706	—	—	—	—	—	1,133,706	—	—
Option Acceleration	—	—	277,072	277,072	277,072	277,072	277,072	277,072	277,072	277,072	277,072	277,072
MPIP Payout	—	—	397,401	397,401	397,401	—	675,000	675,000	675,000	675,000	675,000	675,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	894,198
All Other	—	—	—	—	—	198,369	—	—	—	—	—	198,369

Total	$3,877,235	$4,022,235	$4,892,147	$5,830,414	$4,943,645	$5,933,462	$4,829,307	$4,974,307	$5,169,746	$6,108,013	$5,221,244	$7,505,610

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

DIRECTOR COMPENSATION

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Roger G. Ackerman	$68,000	$22,814	$93,957	$7,486	$0	$192,257
Betty C. Alewine	74,750	20,428	93,957	30,610	10,000	229,745
James R. Barker	79,827	23,309	93,957	0	10,000	207,093
Marc C. Breslawsky	82,337	20,744	93,957	52,433	5,000	254,471
John S. Brinzo	94,068	18,664	93,957	7,149	0	213,838
James L. Broadhead (6)	29,453	527	1,684	0	10,000	41,664
Thomas R. Hudson Jr.	58,611	18,297	92,273	0	10,000	179,181
Murray D. Martin	79,712	18,429	93,957	9,235	10,000	211,333
Lawrence J. Mosner	80,837	18,429	93,957	13,597	5,000	211,820
Carl S. Sloane	69,703	22,684	93,957	57,998	10,000	254,342
Timothy Smart	49,711	18,297	92,273	0	0	160,281
Ronald L. Turner	75,965	19,360	93,957	21,532	46,239	257,053

(1)	Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees.

(2)

Represents the amount recognized by the Company in 2007 related to the allocation of units representing shares of Brink’s Common Stock (“DSAP units”) to each non-employee director under the terms of the Company’s Directors’ Stock Accumulation Plan (“DSAP”) and the value of dividends on each director’s DSAP account.

The following table sets forth (a) the number of DSAP units granted to each non-employee director during the year ended December 31, 2007, (b) the aggregate grant date fair value of the DSAP units granted to each non-employee director during the year ended December 31, 2007 and (c) the aggregate number of DSAP units credited to each non-employee director as of December 31, 2007, which includes prior grants and DSAP units credited in respect to cash dividends paid on Brink’s Common Stock:

Name	DSAP Units Granted in 2007	Grant Date Fair Value(a)	Total Stock Awards Held
Mr. Ackerman	303	$20,000	7,929
Mrs. Alewine	303	20,000	6,203
Mr. Barker	303	20,000	9,300
Mr. Breslawsky	303	20,000	7,078
Mr. Brinzo	303	20,000	1,319
Mr. Hudson	303	20,000	305
Mr. Martin	303	20,000	668
Mr. Mosner	303	20,000	668
Mr. Sloane	303	20,000	7,581
Mr. Smart	303	20,000	305
Mr. Turner	303	20,000	3,247
All Non-Employee Directors as a Group (11 persons)	3,333	$220,000	44,603

(a)

The grant date fair value was computed in accordance with FAS 123R based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange Composite Transaction Tape on June 1, 2007, the date of grant.

(3)

The Company granted 4,000 options to each director on July 1, 2007. The value shown represents the dollar amount recognized by the Company for financial reporting purposes with respect to the year ended December 31, 2007 computed in accordance with FAS 123R based on the Black-Scholes option-pricing model and the following assumptions: (a) a weighted average annual dividend yield of 0.62% for Brink’s Common Stock; (b) a weighted average expected volatility of 30.5%; (c) a weighted average risk-free rate of return of 4.94%; and (d) a weighted average expected term of 6.125 years. The options become exercisable in full on the six month anniversary of the date of grant. The actual value a director may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a director is possible without an appreciation in stock value.

The following table sets forth (a) grant date fair value of the options granted to each non-employee director on July 1, 2007, (b) the aggregate number of options held by each non-employee director as of December 31, 2007 and (c) the weighted average exercise price of the options held by each non-employee director.

Name	Grant Date Fair Value	Total Options Held	Weighted Average Exercise Price of Total Options Outstanding
Mr. Ackerman	$92,778	25,618	$35.71
Mrs. Alewine	92,778	23,102	36.22
Mr. Barker	92,778	8,016	59.27
Mr. Breslawsky	92,778	36,947	32.41
Mr. Brinzo	92,778	10,517	53.72
Mr. Hudson	92,778	4,000	61.99
Mr. Martin	92,778	8,000	59.26
Mr. Mosner	92,778	8,000	59.26
Mr. Sloane	92,778	36,947	37.13
Mr. Smart	92,778	4,000	61.99
Mr. Turner	92,778	15,551	44.17
All Non-Employee Directors as a Group (11 persons)		180,698	41.46

(4)

Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” below. There is no pension plan for the Company’s Board of Directors.

(5)

Reflects the value of perquisites and other personal benefits provided to the non-employee directors in 2007. For purposes of computing the dollar amounts of the items listed below, the Company used the actual cost of providing the perquisite or other personal benefit to the non-employee director.

Under the Directors’ Charitable Award Program, the Company will contribute $1,100,000 on behalf of each participating director after such director’s death. The Company is the owner and beneficiary of life insurance policies insuring the lives of the participating directors. The proceeds from such policies will fully fund the contributions. Premiums paid in 2007 in respect of such policies covering Mr. Turner totaled $45,239. As of December 31, 2007, no additional premiums were owed on the life insurance policies for the other seven directors (including Mr. Dan) who participate in the program. In 2003, the Directors’ Charitable Award Program was closed to new participants. Accordingly, Messrs. Brinzo, Hudson, Martin, Mosner and Smart, who joined the Board after that date, do not participate. For a discussion of the material terms of the Directors’ Charitable Award Program, see “Directors’ Charitable Award Program” below.

Under the Company’s matching gifts program, the Company will match charitable gifts made by full-time employees and directors to eligible educational and cultural institutions, social service community organizations, hospitals and environmental organizations. During 2007, the Company made matching charitable gifts on behalf of certain of the directors as listed below.

Name	Matching Gifts Program	Directors’ Charitable Award Program	Total
Mr. Ackerman	$0	$0	$0
Mrs. Alewine	10,000	0	10,000
Mr. Barker	10,000	0	10,000
Mr. Breslawsky	5,000	0	5,000
Mr. Brinzo	0	—	0
Mr. Broadhead	10,000	0	10,000
Mr. Dan	9,500	0	9,500
Mr. Hudson	10,000	—	10,000
Mr. Martin	10,000	—	10,000
Mr. Mosner	5,000	—	5,000
Mr. Sloane	10,000	0	10,000
Mr. Smart	0	—	0
Mr. Turner	1,000	45,239	46,239

(6)	Mr. Broadhead retired from the Board on May 4, 2007.

Non-Employee Directors’ Fees

Each non-employee director is paid an annual retainer fee of $40,000, a fee of $1,750 for attendance at each meeting of the Board and of each committee of the Board on which he or she serves and a fee of $1,750 per day for rendering any special services to the Company at the request of the Chairman of the Board. In addition, the Lead Director receives an additional annual fee of $25,000, each committee chairman receives an additional annual fee of $5,000, except the chairman of the Audit and Ethics Committee, who receives an additional annual fee of $12,000 and the chairman of the Compensation and Benefits Committee, who receives an additional annual fee of $7,500, and each member of the Audit and Ethics Committee receives an additional annual fee of $5,000.

Plan for Deferral of Directors’ Fees

Under the Company’s Plan for Deferral of Directors’ Fees, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the deferral plan, to receive a distribution in up to 10 equal annual installments.

The following table sets forth the aggregate balance for each participating director under the Plan for Deferral of Directors’ Fees as of December 31, 2007:

Name	Aggregate Balance
Mr. Ackerman	$96,872
Mrs. Alewine	411,730
Mr. Breslawsky	724,929
Mr. Brinzo	92,517
Mr. Martin	166,590
Mr. Mosner	222,850
Mr. Sloane	789,627
Mr. Turner	322,242

Directors’ Stock Accumulation Plan

Under the terms of the Company’s Directors’ Stock Accumulation Plan, each non-employee director receives, as of June 1, an allocation of DSAP units equal to 50% of the annual retainer currently in effect, divided by the average of the high and low per share quoted sale prices of Brink’s Common Stock on the first trading date in June as reported on the New York Stock Exchange Composite Transaction Tape. Additional DSAP units are credited to a participant’s account in respect of cash dividends paid on Brink’s Common Stock based upon the Directors’ Stock Accumulation Plan’s formula for accrual.

As discussed under “Corporate Governance, Nominating and Management Development Committee—Director Compensation” on page 5, the Company’s Directors’ Stock Accumulation Plan was the subject of a special review conducted by the Cook firm in 2007. As a result of this review, the Board amended the plan in 2007 to eliminate a provision that awarded a supplemental allocation of DSAP units in accordance with a formula specified in the Directors’ Stock Accumulation Plan after an increase in the annual retainer paid to non-employee directors. In addition, the Board amended the vesting provisions in the Directors’ Stock Accumulation Plan to provide that DSAP units credited to a director’s account under the plan will vest one year from their grant date, or, if earlier, upon the director’s termination of service or the occurrence of a change in control. The definition of “change in control” under the Directors’ Stock Accumulation Plan was also amended with respect to future allocations of DSAP units under the plan to provide that a “change in control” will be triggered upon, among other things, consummation of (not shareholder approval of) a merger or other combination.

Upon a participant’s termination of service, the distribution of shares of Brink’s Common Stock equal to the number of DSAP units allocated to such director’s account generally will be made in a single lump sum distribution; however, a participant may elect, in accordance with the plan, to receive a distribution in up to 10 equal annual installments. The Directors’ Stock Accumulation Plan terminates on May 15, 2014.

Non-Employee Directors’ Stock Option Plan

Under the Non-Employee Directors’ Stock Option Plan, automatic annual grants of options are made to each non-employee director on the first day of July for 4,000 shares of Brink’s Common Stock with an exercise price equal to the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of grant as reported on the New York Stock Exchange

Composite Transaction Tape. Each option granted becomes exercisable six months from the date of grant. Each option granted under the Non-Employee Directors’ Stock Option Plan constitutes a nonqualified stock option under the Internal Revenue Code, and terminates no later than 10 years from the date of grant.

The Non-Employee Directors’ Stock Option Plan provides that, in the event of a merger or share exchange in which the Company does not survive as an independent, publicly owned company or a sale of substantially all of the Company’s assets, the then current value of any outstanding options will be protected by the substitution, on an equitable basis without either a premium or discount, of securities or cash or any combination of securities and cash for such options. The options are nontransferable otherwise than by will or the laws of descent and distribution except that options may be transferable to immediate family members of the director.

The Non-Employee Directors’ Stock Option Plan terminates on May 11, 2008. In connection with the termination, the Board is recommending that the shareholders of the Company approve The Brink’s Company Non-Employee Directors’ Equity Plan (set forth as Annex B) to replace the Non-Employee Directors Stock Option Plan for purposes of future equity compensation grants to non- employee directors. For a discussion of the Non-Employee Directors’ Equity Plan, see “Proposal 2—Approval of The Brink’s Company Non-Employee Directors’ Equity Plan” beginning on page 67.

Directors’ Charitable Award Program

Under the Directors’ Charitable Award Program, the Company will make contributions amounting to $1,100,000 after a participating director’s death on his or her behalf if the director has satisfied the Program’s service requirements, which are (i) completion of 60 full months of service as a director, (ii) dying or becoming disabled while serving as a director, (iii) retirement from the Board and eligibility to receive benefits under a retirement plan of the Company or (iv) actively serving as a director when a Change in Control of the Company occurs. Of that amount, $100,000 will be donated to one or more tax-exempt organizations designated by the Company, and $1,000,000 will be donated in accordance with the director’s recommendations to eligible educational institutions and charitable organizations. On February 7, 2003, the Board closed the Directors’ Charitable Award Program to new participants. Each of the Company’s directors, except Messrs. Brinzo, Hudson, Martin, Mosner and Smart, who each joined the Board after February 7, 2003, currently participates in the Directors’ Charitable Award Program and has satisfied its service requirements. The Company is the owner and beneficiary of life insurance policies insuring the lives of the participating directors. The proceeds from such policies will fully fund the contributions. In 2007, the Board amended the Directors’ Charitable Award Program to (i) provide that once a director has satisfied the service requirements, no subsequent amendment or termination shall affect any of the director’s rights under the program, and (ii) amend the “change in control” definition as applied to any participating directors who have not satisfied the program’s service requirements as of the date of the amendment. The amended “change in control” definition will be triggered upon, among other things, consummation of (not shareholder approval of) a merger or other combination.

Expense Reimbursement of MMI Investments, L.P.

In connection with the Company’s settlement agreement with MMI, pursuant to which the Company agreed to nominate and recommend Mr. Wetzel for election as a director at the 2008 annual meeting of shareholders, the Company agreed to reimburse MMI for certain expenses incurred in connection with its shareholder proposals, including payments made by MMI to Mr. Wetzel to serve as its nominee, as well as costs associated with the termination of the arrangements between MMI and Mr. Wetzel. See “Director Nominating Process” beginning on page 6 for more information.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	2,246,275	$46.57	3,567,154
Equity compensation plans not approved by security holders	—	—	—

Total	2,246,275	$46.57	3,567,154

(1)

The deferred compensation program, as approved by shareholders, has no limit as to the number of securities available for issuance. The Directors’ Stock Accumulation Plan, as approved by shareholders, had 84,360 shares available for issuance as of December 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2007, its officers, directors and greater-than-10% beneficial owners timely filed all required reports.

Report of Audit and Ethics Committee

In connection with the Audit Committee’s responsibilities set forth in its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management and KPMG LLP (“KPMG”), the Company’s independent auditors;

•	Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 114 regarding communication by external auditors with those charged with governance; and

•

Received the written disclosures and the letter from KPMG regarding KPMG’s independence as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

John S. Brinzo, Chairman
Marc C. Breslawsky
Murray D. Martin
Lawrence J. Mosner
Timothy Smart

PROPOSALS OF THE BOARD

The following proposals are expected to be presented to the meeting. Holders of Brink’s Common Stock will have one vote per share. Absent voting instructions from a shareholder, a broker may or may not vote shares held by a broker in “street name” (“Brokers’ Shares”) in its discretion depending on the proposals before the meeting. Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters”. The Company believes that the election of directors and the approval of the independent registered public accounting firm are routine matters on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. Under the rules of the New York Stock Exchange, however, a broker may not be able to vote on proposals that are not considered “routine”. When a proposal is not a routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal.

Proposal No. 1—Election of Directors: in order to be elected, nominees for director must receive a plurality of the votes cast by those present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and Brokers’ Shares that are not voted on Proposal No. 1 will not be included in determining the number of votes cast.

Proposal No. 2—Approval of The Brink’s Company Non-Employee Directors’ Equity Plan: in order for the proposal to pass, it must receive the affirmative vote of the holders of a majority of the shares cast with respect to such proposal, provided that the total vote cast on the proposal represents over 50% of the outstanding shares. The Company believes that this proposal is a non-routine matter. As such, abstentions and Brokers’ Shares that are not voted on Proposal No. 2 will have no effect on the proposal, provided that the total vote cast represents over 50% of the outstanding shares.

Proposal No. 3—Approval of the Selection of an Independent Registered Public Accounting Firm: in order for the proposal to pass, it must receive more votes cast in favor of such proposal by holders of the shares present in person or represented by proxy at the meeting and entitled to vote thereon than votes cast in opposition to such proposal by such holders. Abstentions and Brokers’ Shares that are not voted on Proposal No. 3 will not be counted in determining the number of votes cast.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s charter and bylaws, the Board of Directors is divided into three classes, with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term.

The Corporate Governance Committee has recommended, and the Board of Directors has approved, the following nominees for election as directors: Messrs. Breslawsky, Brinzo, Dan and Mosner, each for a three-year term expiring in 2011. Messrs. Breslawsky, Brinzo, Dan and Mosner presently serve as directors. In connection with a settlement agreement entered into between the Company and MMI, the Board of Directors has approved Mr. Wetzel as a nominee for election as a director for a three-year term expiring in 2011. See “Director Nominating Process” beginning on page 6 for more information.

The Board of Directors has no reason to believe that any of the nominees are not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below is information concerning the age, principal occupation and employment during the past five years, other directorships and positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director.

NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2011

(1), (3), (4)

MARC C. BRESLAWSKY, 65, is the retired Chairman and Chief Executive Officer of Imagistics International Inc., a company engaged in direct sales, service and marketing of enterprise office imaging and document solutions. Mr. Breslawsky served as Chairman and Chief Executive Officer of Imagistics International Inc. from 2001 until 2005, when the company was acquired by Océ N.V. From 1996 to 2001, he was President and Chief Operating Officer of Pitney Bowes Inc., and Vice Chairman from 1994 to 1996. He is a director of The United Illuminating Company and C.R. Bard, Inc. Mr. Breslawsky has been a director of the Company since 1999.

(1), (4), (5)

JOHN S. BRINZO, 66, is the retired Chairman of Cleveland-Cliffs Inc, a supplier of iron ore products to the steel industry in North America, China and Europe. Mr. Brinzo served as Chairman of Cleveland- Cliffs Inc from August 2006 until his retirement in May 2007; Chairman and Chief Executive Officer from June 2005 through August 2006; Chairman, President and Chief Executive Officer from July 2003 through May 2005; Chairman and Chief Executive Officer from January 2000 through June 2003; and President and Chief Executive Officer from November 1997 through December 1999. He is a director of Alpha Natural Resources, Inc., AK Steel Holding Corporation and Delta Air Lines, Inc. Mr. Brinzo has been a director of the Company since 2004.

(4)

MICHAEL T. DAN, 57, is Chairman of the Board, President and Chief Executive Officer of the Company. Prior to his election as President and Chief Executive Officer of the Company in February 1998, he served as President and Chief Executive Officer of Brink’s, Incorporated beginning in 1993. He is a director of Principal Financial Group, Inc. and Principal Life Insurance Company. Mr. Dan has been a director of the Company since 1998.

(1), (4), (6)

LAWRENCE J. MOSNER, 66, is the retired Chairman and Chief Executive Officer of Deluxe Corporation, a company that helps financial institutions and small businesses better manage, promote, and grow their businesses. Mr. Mosner served as Chairman and Chief Executive Officer of Deluxe Corporation from 2000 until his retirement in November 2005. Mr. Mosner has been a director of the Company since 2005.

CARROLL R. WETZEL, JR., 64, is a retired investment banker. Mr. Wetzel served as a member of the Board of Directors of Laidlaw International, Inc., a North American transportation services company, from 2003 until it was acquired in October 2007. From 2000 to 2005, he served as Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics. He is a director of Exide Technologies.

CONTINUING DIRECTORS
(2), (4), (5), (6)

ROGER G. ACKERMAN, 69, is the retired Chairman and Chief Executive Officer of Corning Incorporated, a company engaged in specialty glass, ceramics and communications. He retired as Chairman of the Board of Corning Incorporated in June 2001. From 1996 through 2000, Mr. Ackerman served as Chief Executive Officer of Corning Incorporated, prior to which he served as President and Chief Operating Officer from 1992 to 1996. He is a director of Massachusetts Mutual Life Insurance Company. Mr. Ackerman has been a director of the Company since 1991. His current term as a director of the Company expires in 2009.

(3), (4), (5)

BETTY C. ALEWINE, 59, is the retired President and Chief Executive Officer of COMSAT Corporation, a provider of global satellite services and digital networking services and technology. Mrs. Alewine served as President and Chief Executive Officer of COMSAT from 1996 until August 2000, when the company was acquired by Lockheed Martin Corporation. She served as President of COMSAT’s largest operating unit from 1994 to 1996. She is a director of New York Life Insurance Company and Rockwell Automation, Inc. Mrs. Alewine has been a director of the Company since 2000. Her current term as a director of the Company expires in 2009.

(4), (5), (7)

JAMES R. BARKER, 72, is Chairman of The Interlake Steamship Co., vessel owners and operators of self unloaders, a position he has held since 1987. He is also Chairman of New England Fast Ferry Company, LLC, ferry owners and operators, Vice Chairman of Mormac Marine Group, Inc., a vessel operating company, and Vice Chairman of Moran Towing Corporation, tug and barge owners and operators. Mr. Barker has been a director of the Company since 1993. His current term as a director of the Company expires in 2009.

(4), (5), (6)

THOMAS R. HUDSON JR., 42, is the Manager of Pirate Capital LLC, which he founded in 2002. From 1999 to 2001, Mr. Hudson served as a Managing Director at Amroc Investments, LLC, an investment firm specializing in the distressed debt area, where he directed all distressed research and managed the bank loan trading desk. From 1997 to 1999, he served as a Vice President and Portfolio Manager at Goldman, Sachs & Co., a brokerage firm, and was responsible for investing and trading a $500 million portfolio of distressed, domestic and international private assets. From 1993 to 1997, he served as a Vice President and Portfolio Manager at Merrill, Lynch, Pierce, Fenner & Smith Incorporated, a brokerage firm, and was responsible for investing and trading a $200 million portfolio of distressed, domestic, private assets. Mr. Hudson also served as Chairman of the Loan Syndications and Trading Association’s Distressed Debt Committee from 1996 to 1999. Currently, Mr. Hudson sits on the boards of The Pep Boys—Manny, Moe & Jack and the Centurion Foundation. Mr. Hudson has been a director of the Company since 2007. His current term as a director of the Company expires in 2010.

(1), (2), (4), (6)

MURRAY D. MARTIN, 60, is the President and Chief Executive Officer of Pitney Bowes Inc., a provider of integrated mailstream management solutions, and has held that position since May 2007. Prior to his current position, Mr. Martin served as President and Chief Operating Officer of Pitney Bowes Inc. from October 2004 to May 2007. From January 2001 to October 2004, he served as Executive Vice President and Group President of Global Mailstream Solutions, a division of Pitney Bowes Inc. From January 1998 to January 2001, he was President of Pitney Bowes International. He is a director of Pitney Bowes Inc. Mr. Martin has been a director of the Company since 2005. His current term as a director of the Company expires in 2010.

(2), (4), (6)

CARL S. SLOANE, 71, is a private consultant and the Ernest L. Arbuckle Professor of Business Administration, Emeritus at Harvard University, Graduate School of Business Administration. From 2005 to 2006, he served as Co-Chairman of AlixPartners/Questor Funds Holdings, LLC. From 1991 to 2000, he served as the Ernest L. Arbuckle Professor of Business Administration at Harvard University, Graduate School of Business Administration. He is a director of Rayonier Inc. Mr. Sloane has been a director of the Company since 1998. His current term as a director of the Company expires in 2009.

(1), (3), (4)

TIMOTHY SMART, 50, is Chief Executive Officer of BT Global Services UK, a provider of networked information technology services to large businesses and government organizations. Mr. Smart joined BT Global Services UK in 1989 and, prior to becoming President of BT Global Services UK in 2005, he was Chief Executive Officer of BT Syntegra from 2003 until June 2005 and President of BT Global Sales and Products from 2001 until 2003. Mr. Smart has been a director of the Company since 2007. His current term as a director of the Company expires in 2010.

(2), (3), (4)

RONALD L. TURNER, 61, is the retired Chairman, President and Chief Executive Officer of Ceridian Corporation, an information services company that provides outsourcing services to the human resources, transportation and retail markets, and operates in the U.S., Canada and Europe. Mr. Turner served as Chairman, President and Chief Executive Officer of Ceridian Corporation from January 2000 until his retirement in October 2006; Chief Operating Officer from April 1998 to January 2000; and Executive Vice President of Operations from March 1997 to April 1998. He is a director of Circuit City Stores, Inc. Mr. Turner has been a director of the Company since 2002. His current term as a director of the Company expires in 2010.

(1)	Audit and Ethics Committee

(2)	Compensation and Benefits Committee

(3)	Corporate Governance, Nominating and Management Development Committee

(4)	Executive Committee

(5)	Finance Committee

(6)	Strategy Committee

(7)	Lead Director

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
FOR ALL NOMINEES FOR ELECTION AS DIRECTORS.

Stock Ownership

Based in part on information furnished by each nominee, director and executive officer named in the Summary Compensation Table, the number of shares of Brink’s Common Stock beneficially owned by them at January 31, 2008, was as follows:

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)		Percent of Class*
Mr. Ackerman	41,821	(b)	*
Mrs. Alewine	29,305	(b)	*
Mr. Barker	18,998	(b)	*
Mr. Breslawsky	44,025	(b)	*
Mr. Brinzo	11,836	(b)	*
Mr. Dan	771,528	(c)	1.61%
Mr. Hartough	57,381	(c)	*
Mr. Hudson	2,190,543	(b)(d)	4.56%
Mr. Lennon	160,411	(c)(e)	*
Mr. Martin	8,668	(b)	*
Mr. Mosner	8,668	(b)	*
Mr. Reed	125,114	(c)	*
Mr. Ritter	97,885	(c)	*
Mr. Sloane	47,110	(b)	*
Mr. Smart	4,305	(b)	*
Mr. Turner	18,798	(b)	*
Mr. Wetzel	0	(f)	*
17 nominees, directors and executive officers as a group	3,636,396		6.17%

*

Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink’s Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.

(a)	Includes shares of Brink’s Common Stock which could be acquired within 60 days after January 31, 2008, upon the exercise of options granted pursuant to the Company’s stock option plans, as follows:

Mr. Ackerman	25,618
Mrs. Alewine	23,102
Mr. Barker	8,016
Mr. Brinzo	10,517
Mr. Dan	408,667
Mr. Hartough	9,001
Mr. Ritter	33,667
Mr. Turner	15,551
Each of Messrs. Breslawsky and Sloane	36,947
Each of Messrs. Hudson and Smart	4,000
Each of Messrs. Lennon and Reed	71,667
Each of Messrs. Martin and Mosner	8,000
All nominees, directors and executive officers as a group (17 persons)	775,367

(b)

Includes units representing shares of Brink’s Common Stock, rounded to the nearest whole unit, credited to each non-employee director’s account under the Directors’ Stock Accumulation Plan on or prior to January 31, 2008, as follows:

Mr. Ackerman	7,929
Mrs. Alewine	6,203
Mr. Barker	9,300
Mr. Breslawsky	7,078
Mr. Brinzo	1,319
Mr. Sloane	7,581
Mr. Turner	3,247
Each of Messrs. Hudson and Smart	305
Each of Messrs. Martin and Mosner	668

(c)

Includes units representing shares of Brink’s Common Stock, rounded to the nearest whole unit, credited to respective accounts under the deferred compensation program on or prior to January 31, 2008, as follows:

Mr. Dan	249,204
Mr. Ritter	64,218
Mr. Lennon	85,007
Mr. Reed	53,447
Mr. Hartough	48,380

(d)

Each of Pirate Capital LLC (“Pirate”), a Delaware limited liability company engaged primarily in the business of providing investment management services to investment partnerships and other entities, and Thomas R. Hudson Jr. (“Hudson”), an individual who is the sole owner and Manager of Pirate, is deemed to be the beneficial owner of the shares of Brink’s Common Stock held by Jolly Roger Fund LP, Jolly Roger Offshore Fund Ltd and Jolly Roger Activist Portfolio Company Ltd and as such Pirate and Hudson had sole voting power over no shares of Brink’s Common Stock, shared voting power over 2,186,238 shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over 2,186,238 shares of Brink’s Common Stock.

(e)	Includes 3,737 shares of Brink’s Common Stock held jointly by Mr. Lennon with his wife.

(f)

Mr. Wetzel has confirmed to the Company that he is a limited partner of MMI Investments, L.P. (“MMI”). His limited partnership interest represents less than a 1% ownership of MMI’s affiliated funds. Mr. Wetzel has no voting or investment power over the assets held by any of those funds, including the shares of Brink’s Common Stock beneficially owned by MMI through those funds. Accordingly, Mr. Wetzel disclaims any beneficial ownership of the shares of Brink’s Common Stock held by MMI or any of its affiliated funds.

The following table sets forth the only persons known to the Company to be deemed beneficial owners of more than five percent of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,447,692(a)	5.05%(a)
FMR LLC
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	7,273,701(b)	15.00%(b)
MMI Investments, L.P.
MCM Capital Management, LLC 1370 Avenue of the Americas New York, NY 10019	4,065,200(c)	8.40%(c)
Steel Partners II, L.P.
Steel Partners II GP LLC
Steel Partners LLC
Warren G. Lichtenstein 590 Madison Avenue, 32nd Floor New York, NY 10022
Steel Partners II Master Fund L.P. c/o Morgan Stanley Fund Services (Cayman) Ltd. Cricket Square, 2nd Floor, Boundary Hall Hutchins Drive, P.O. Box 2681 Grand Cayman KY1-1111 Cayman Islands	3,027,310(d)	6.20%(d)
The Brink’s Company Employee Benefits Trust c/o JPMorgan Chase Bank, N.A., as Directed Trustee of The Brink’s Company Employee Benefits Trust 1111 Polaris Parkway Columbus, OH 43240	2,723,989(e)	5.62%(e)

(a)

Based solely on a report on Schedule 13G, dated December 31, 2007, filed with the SEC on February 8, 2008 by BlackRock, Inc., a parent holding company, on behalf of its investment advisory subsidiaries, BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management LLC and State Street Research & Management Co. (collectively, the “BlackRock Subsidiaries”), the BlackRock Subsidiaries had sole voting power over no shares of Brink’s Common Stock, shared voting power over 2,447,692 shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over 2,447,692 shares of Brink’s Common Stock.

(b)

Based solely on Amendment No. 2 to a report on Schedule 13G, dated December 31, 2007, filed with the SEC on February 14, 2008 by FMR LLC, a parent holding company, and Edward C. Johnson 3d, Chairman of FMR LLC (“Johnson”), FMR LLC had sole voting power over 455,710 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 7,273,701 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock and Johnson had sole voting power over no shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 7,273,701 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(c)

Based solely on Amendment No. 11 to a report on Schedule 13D, dated February 25, 2008, filed with the SEC on February 25, 2008 by MMI Investments, L.P. (“MMI”), a Delaware limited partnership engaged primarily in the business of investing in publicly traded securities, on behalf of itself and MCM Capital Management, LLC (“MCM”), a Delaware limited liability company that is the sole general partner of MMI and whose principal business is investing in publicly traded securities, MMI and MCM had sole voting power over 4,065,200 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 4,065,200 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(d)

Based solely on Amendment No. 4 to a report on Schedule 13D, dated January 8, 2008, filed with the SEC on January 9, 2008 by Steel Partners II, L.P., a Delaware limited partnership engaged primarily in the business of investing in securities (“Steel Partners II”), on behalf of itself and Steel Partners II Master Fund L.P., a Cayman Islands exempted limited partnership whose principal business is investing in securities (“Steel Master”), Steel Partners II GP LLC, a Delaware limited liability company whose principal business is serving as the general partner of Steel Partners II and Steel Master (“Steel GP LLC”), Steel Partners LLC, a Delaware limited liability company whose principal business is serving as the investment manager of Steel Partners II and Steel Master (“Partners LLC”), and Warren G. Lichtenstein (“Lichtenstein”), an individual whose principal business is investing in securities, Steel Partners II, Steel Master, Steel GP LLC, Partners LLC and Lichtenstein had sole voting power over 3,027,310 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,027,310 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(e)

Based on Amendment No. 1 to a report on Schedule 13G, dated December 31, 2007, filed with the SEC on February 13, 2008 by JPMorgan Chase Bank, N.A., as Directed Trustee for The Brink’s Company Employee Benefits Trust (the “Trust”), the Trust had sole voting power over no shares of Brink’s Common Stock, shared voting power over 2,723,989 shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over 2,723,989 shares of Brink’s Common Stock.

PROPOSAL NO. 2—APPROVAL OF THE BRINK’S COMPANY
NON-EMPLOYEE DIRECTORS’ EQUITY PLAN

The Brink’s Company Non-Employee Directors’ Stock Option Plan was approved by the Company’s shareholders and has served since that time as an important part of the Company’s overall compensation program for its non-employee directors. Under The Brink’s Company Non-Employee Directors’ Stock Option Plan, automatic annual grants of options are made to each non-employee director on the first day of July for 4,000 shares of common stock of the Company. The Brink’s Company Non-Employee Directors’ Stock Option Plan terminates pursuant to its terms on May 11, 2008. With The Brink’s Company Non-Employee Directors’ Equity Plan (the “Non-Employee Directors’ Equity Plan”), the Company has broadened the types of equity awards that can be granted, eliminated the automatic grant feature that was part of The Brink’s Company Non-Employee Directors’ Stock Option Plan and updated the plan by including other provisions that are similar to The Brink’s Company 2005 Equity Incentive Plan for officers and employees of the Company.

As of December 31, 2007, there were 168,449 shares of the common stock of the Company available for grant under the Company’s existing Non-Employee Directors’ Stock Option Plan. If approved, the Non-Employee Directors’ Equity Plan will become effective May 2, 2008 and will replace the Company’s Non-Employee Directors’ Stock Option Plan for new equity grants to non- employee directors. The Non-Employee Directors’ Equity Plan is being presented for shareholder approval to comply with certain regulatory requirements. If shareholders do not approve the Non- Employee Directors’ Equity Plan, it will not be adopted and no grants will be made under it. In such a case, the Company will be unable to make equity grants to its non-employee directors.

Non-Employee Directors’ Equity Plan

The proposed Non-Employee Directors’ Equity Plan is attached as Annex B to this proxy statement. The principal features of the Non-Employee Directors’ Equity Plan are summarized below.

Shares Available for Awards

Under the Non-Employee Directors’ Equity Plan, the number of shares of Brink’s Common Stock available for issuance will be 500,000 shares, subject to adjustment by the Company’s Board of Directors (the “Board”) for stock splits and other events as set forth in the Non-Employee Directors’ Equity Plan. Shares covered by an award granted under the Non-Employee Directors’ Equity Plan other than options and stock appreciation rights will be counted against the Non-Employee Directors’ Equity Plan’s authorized shares as two shares for every one share covered by the award. In addition, each stock appreciation right will be counted against the Non-Employee Directors’ Equity Plan’s authorized shares, regardless of whether a share is used to settle the stock appreciation right upon exercise. If an award under the Non-Employee Directors’ Equity Plan is cancelled or forfeited without the delivery of the full number of shares underlying such award, only the net number of shares actually delivered to the participant will be counted against the Non-Employee Directors’ Equity Plan’s authorized shares.

Material Features of the Non-Employee Directors’ Equity Plan

The Non-Employee Directors’ Equity Plan will be administered by the Board. The Board will have, among other powers, the power to interpret and construe any provision of the Non-Employee Directors’ Equity Plan, to adopt rules and regulations for administering the Non-Employee Directors’ Equity Plan and to perform other acts relating to the Non-Employee Directors’ Equity Plan. Decisions of the Board are final and binding on all parties.

The Board will have the sole discretion to grant to eligible participants one or more equity awards, including options, stock appreciation rights, restricted stock, “other stock based awards” or any combination thereof. The Board will have the sole discretion to determine the number or amount of any awards to be awarded to any participant.

If the Board determines that a dividend or other distribution, recapitalization, stock split, or other corporate event or transaction (more fully described in Section 5(d) of the Non-Employee Directors’ Equity Plan) affects the shares in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits, or potential benefits, intended to be made available under the Non-Employee Directors’ Equity Plan, the Board will adjust, in a manner that the Board determines equitable: (i) the number and type of shares (or other securities) which may be made the subject of awards, (ii) the number and type of shares (or other securities or property) subject to outstanding awards and (iii) the grant, purchase or exercise price with respect to any award. The Board may not take any other action to directly or indirectly reduce, or have the effect of reducing, the exercise price of any option as established at the time of grant.

Awards will be granted for no cash consideration, or for minimal cash consideration if required by applicable law. Awards may provide that upon their exercise the holder will receive cash, stock, other securities or other awards or any combination thereof, as the Board will determine. Any shares of stock deliverable under the Non-Employee Directors’ Equity Plan may consist in whole or in part of authorized and unissued shares or shares acquired by the Company.

The exercise price of stock under any stock option and the grant price of any stock appreciation right, and the purchase price of any security which may be purchased under any other stock- based award will not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. The Board will determine the times at which options and other purchase rights may be exercised and the methods by which and the forms in which payment of the purchase price may be made. Under the Non-Employee Directors’ Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock will be based on the average of the high and low quoted sales price on the date in question and determinations of fair market value with respect to other property will be made in accordance with methods or procedures established by the Board.

No awards may be granted under the Non-Employee Directors’ Equity Plan after the date of the annual shareholders meeting in 2018.

Awards

Options. The duration of options granted under the Non-Employee Directors’ Equity Plan will be established by the Board but may not exceed six years. Subject to a minimum vesting period of six months, the Board may impose a vesting schedule on options, and will determine the acceptable form(s) in which the exercise price may be paid. In general, upon termination of service, options held by the holder will remain outstanding and continue in accordance with their terms for a period of one year following termination of service or, if earlier, until their expiration. Upon termination of service by reason of the holder’s retirement (as defined in the Non-Employee Directors’ Equity Plan) or permanent and total disability, options held by the holder will remain outstanding and continue in accordance with their terms until their expiration. In the event of the holder’s death while on the Board or after permanent and total disability, options held by the holder will fully vest at the time of the holder’s death and remain exercisable by the holder’s beneficiary or estate for three years following the holder’s death or their earlier expiration in accordance with their terms. Also, the Board may establish provisions applicable to options upon termination of service that differ from those contained in the Non-Employee Directors’ Equity Plan.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) may, but need not, relate to options. The Board determines the terms of each SAR at the time of the grant. Any freestanding SAR may not be granted at less than the fair market value of the stock on the date the SAR is granted, cannot have a term of longer than six years and must have a minimum vesting period of six months. The termination of service provisions applicable to SARs are identical to those described above for options.

Restricted Stock. The Board may impose restrictions on restricted stock at its discretion. These restrictions may lapse as the Board deems appropriate, subject to a six-month minimum vesting requirement. Upon termination of service during the restriction period by reason of the holder’s permanent and total disability, any restricted stock held by the participant will remain outstanding and continue in accordance with their terms. In the event of the holder’s death either while on the Board or after permanent and total disability, restricted stock held by the holder will fully vest at the time of the holder’s death. Upon termination of service during the restriction period for any other reason, the restricted stock held by the participant will be forfeited. Also, the Board may establish provisions applicable to restricted stock upon termination of service that differ from those contained in the Non-Employee Directors’ Equity Plan.

Other Stock-Based Awards. The Board may establish the terms and conditions of other stock-based awards such as dividend equivalents.

Transferability

The Non-Employee Directors’ Equity Plan provides that no award granted under the Non-Employee Directors’ Equity Plan may be transferred or otherwise encumbered by the individual to whom it is granted, other than by will or by designation of a beneficiary and that, during the individual’s lifetime, each award will be exercisable only by the individual or by the individual’s guardian or legal representative.

Change in Control

Unless specifically provided to the contrary in any applicable award agreement under the Non-Employee Directors’ Equity Plan, upon a Change in Control (as defined in the Non-Employee Directors’ Equity Plan), all outstanding awards will become fully exercisable, will vest and will be settled, as applicable, and any restrictions applicable to any award shall automatically lapse.

Eligibility and Participation

Individuals who are members of the Board who are not full-time or part-time employees of the Company will be eligible to receive awards under the Non-Employee Directors’ Equity Plan. The Company had 11 non-employee directors as of December 31, 2007.

Amendment and Termination

The Board may amend, alter, discontinue or terminate the Non-Employee Directors’ Equity Plan or any portion of the Non-Employee Directors’ Equity Plan at any time. However, shareholder approval must be obtained for any change that would increase the number of shares available for awards and may be required by New York Stock Exchange requirements for certain other amendments.

New Plan Benefits

Any awards under the Non-Employee Directors’ Equity Plan will be at the discretion of the Board. Therefore, it is not possible at present to determine the amount or form of any award that will be available for grant to any individual during the term of the Non-Employee Directors’ Equity Plan or that would have been granted during the last fiscal year had the Non-Employee Directors’ Equity Plan been in effect.

Tax Matters

The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the Non-Employee Directors’ Equity Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Options. An optionee will not recognize any taxable income upon the grant of an option and the Company will not be entitled to a tax deduction with respect to the grant of an option. Upon exercise of an option, the excess of the fair market value of the underlying shares of common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the shares received pursuant to the exercise of an option will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of shares received upon the exercise of an option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long- term capital gain or loss if the holding period for such shares is more than one year.

Stock Appreciation Rights. Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price will be taxed as ordinary income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock. A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
FOR THE APPROVAL OF THE BRINK’S COMPANY
NON-EMPLOYEE DIRECTORS’ EQUITY PLAN.

PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and recommends approval of such selection by the shareholders. KPMG served in this capacity for the year ended December 31, 2007. One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to KPMG

The following table lists fees billed by KPMG for services rendered in fiscal years 2006 and 2007.

	2007	2006
	(In thousands)
Audit Fees	$5,958	$6,139
Audit-Related Fees	434	156
Tax Fees	440	391
All Other Fees	0	4

Total Fees	$6,832	$6,690

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above, including assistance with applications for grants and incentives.

The aggregate amount billed by KPMG for services during 2007 that were not pre-approved by the Audit Committee but were subject to the de minimis exception from pre-approval provided by 17 CFR 210.2-01(c)(7)(i)(C) constituted less than 0.5% of the total amount of fees paid by the Company to KPMG during 2007.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining their independence.

Recommendation

THE AUDIT AND ETHICS COMMITTEE OF THE BOARD OF DIRECTORS
RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE
SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER INFORMATION

Shareholder Proposals

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board of Directors for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” above, stating in detail the qualifications of such nominees for consideration by the Corporate Governance Committee of the Board. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring other business before annual meetings. For a shareholder to nominate a director or directors at the 2009 annual meeting or bring other business (including any proposal intended for inclusion in the Company’s proxy materials) before the 2009 annual meeting, notice must be received by the Secretary of the Company at the principal office of the Company not later than the close of business on January 2, 2009, nor earlier than the close of business on November 3, 2008. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinkscompany.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10- Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such information with or furnishes it to the Securities and Exchange Commission. In addition, the Corporate Governance Policies, Business Code of Ethics and the charters of the Audit and Ethics, Compensation and Benefits and Corporate Governance, Nominating and Management Development Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P. O. Box 18100, Richmond, Virginia 23226- 8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 by contacting the Company’s Corporate Secretary at the address listed above under “—Availability of Documents”. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Company’s Corporate Secretary as described above.

Directions to Annual Meeting

Shareholders who desire to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Company’s Corporate Secretary at (804) 289-9600. Shareholders of record who desire to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who desire to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their broker for further information.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Innisfree M&A Incorporated to perform various proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2008 annual meeting is currently estimated to be approximately $50,000, plus reimbursement of out-of-pocket expenses.

AUSTIN F. REED
Secretary

March 20, 2008

ANNEX A

PEER GROUP COMPANIES

Accenture Ltd.
adidas America
Alcatel USA, Inc.
American Airlines, Inc.
American Water Works
 Company, Inc.
AOL LLC
Ann Taylor Stores Corporation
APL Limited
ARAMARK Corporation
AT&T Inc.
Automatic Data Processing,
 Inc.
Avaya Inc.
BellSouth
Best Buy Co., Inc.
Big Lots, Inc.
Booz Allen Hamilton Inc.
Brinker International, Inc.
Burlington Northern Santa Fe
 Corporation
Cardinal Health, Inc.
CB Richard Ellis Group, Inc.
CDI Corporation
Cendant Corporation
Charter Communications, Inc.
Cincinnati Bell, Inc.
Clear Channel
 Communications, Inc.
The Cleveland Clinic
 Foundation
Comair
Convergys Corporation
Corporate Express US, Inc.
Crown Castle International
 Corp.
CSX Corporation, Inc.
Cushman & Wakefield Inc.
Denny’s, Inc.
Discovery Communications Inc.

eBay Inc.
Equifax Inc.
Equity Office Management,
 L.L.C.
Experian Group Limited
Macy’s Inc.
Gap Inc.
Gartner, Inc.
The GEO Group, Inc.
G&K Services, Inc.
Haemonetics Corp.
Hawaiian Telecom, Inc.
Home Box Office, Inc.
Health Net, Inc.
Hilton Hospitality, Inc.
HNTB Companies
Houghton Mifflin Company
IAC/Interactive Corp.
IMS Health Incorporated
InterContinental Hotels Group
J.C. Penney Company, Inc.
The Joint Commission
JSJ Corporation
Lincoln Center for the
 Performing Arts, Inc.
Alcatel-Lucent
Marriott International, Inc.
The McGraw-Hill Companies
Medco Health Solutions, Inc.
Media General, Inc.
Meredith Corporation
Merrill
Motorola, Inc.
NCS Pearson, Inc.
Norfolk Southern Corp.
Nortel Networks
Parsons Corporation
ProQuest LLC
QUALCOMM Incorporated
Quest Diagnostics Incorporated

Qwest Communications
 International Inc.
Robert Half International
Safety-Kleen Holdco Inc.
Safeway Inc.
7-Eleven, Inc.
Shriners Hospitals for Children
Sirius Satellite Radio Inc.
Sony Ericsson Mobile
 Communications AB
The Sports Authority, Inc.
Sprint Nextel Corporation
The Standard Register
 Company
Staples, Inc.
Starwood Hotels & Resorts
 Worldwide, Inc.
Target Corporation
Telephone and Data Systems,
 Inc.
Time Warner Inc.
Time Warner Cable Inc.
T-Mobile USA, Inc.
Union Pacific Corporation
Unisource Worldwide, Inc.
United Parcel Service of
 America, Inc.
United States Cellular
 Corp oration
United Stationers Inc.
United Water Resources Inc.
US Investigations Services, Inc.
Valassis Communications, Inc.
Verizon Communications Inc.
Verizon Wireless
Viacom Inc.
The Walt Disney Company
Waste Management, Inc.
Yahoo! Inc.
Yum! Brands Inc.

A-1

ANNEX B

THE BRINK’S COMPANY
NON-EMPLOYEE DIRECTORS’ EQUITY PLAN

SECTION 1. Purpose.

The purpose of The Brink’s Company Non-Employee Directors’ Equity Plan is to act as the successor plan to The Brink’s Company Non-Employee Directors’ Stock Option Plan (amended and restated as of July 8, 2005) and to attract and retain the services of experienced independent directors for The Brink’s Company by encouraging them to acquire a proprietary interest in The Brink’s Company in the form of shares of The Brink’s Company common stock. The Brink’s Company intends The Brink’s Company Non-Employee Directors’ Equity Plan to provide those directors with additional incentive to further the best interests of The Brink’s Company and its shareholders.

SECTION 2. Definition.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Act” shall mean the Securities Exchange Act of 1934, as amended.

(b) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Board.

(c) “Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock or Other Stock-Based Award granted under the Plan.

(d) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(e) “Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death.

(f) “Board” shall mean the board of directors of the Company.

(g) “Change in Control” shall mean the occurrence of:

(i) (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of Shares outstanding (exclusive of shares held by the Company’s Affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (B) any sale, leases, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

(ii) any “person” (as defined in Section 13(d) of the Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power; or

(iii) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(i) “Company” shall mean The Brink’s Company.

(j) “Fair Market Value” shall mean with respect to Shares, the average of the high and low quoted sale prices of a share of such common stock on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the New York Stock Exchange Composite Transactions Tape or with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Board.

(k) “Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6.

(l) “Option” shall mean a Non-Qualified Stock Option.

(m) “Other Stock-Based Award” shall mean any right granted under Section 9.

(n) “Participant” shall mean an individual granted an Award under the Plan.

(o) “Plan” shall mean The Brink’s Company Non-Employee Directors’ Equity Plan.

(p) “Restricted Stock” shall mean any Share granted under Section 8.

(q) “Retirement” shall mean termination of service on or after the date the Participant has attained age 65 and completed at least five years of service on the Board.

(r) “SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Board in its sole discretion, which, except in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

(s) “Shares” shall mean shares of the common stock of the Company.

(t) “Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company.

SECTION 3. Eligibility. Members of the Board who are not full-time or part-time officers or employees of the Company shall be eligible to receive Awards hereunder.

SECTION 4. Administration.

(a) The Plan shall be administered by the Board. The Board may issue rules and regulations for administration of the Plan. The Board shall meet at such times and places as it may determine.

(b) Subject to the terms of the Plan and applicable law, the Board shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan.

(c) All decisions of the Board shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

SECTION 5. Shares Available for Awards.

(a) Subject to adjustment as provided below, the number of Shares available for issuance under the Plan shall be 500,000 Shares. Any Shares covered by an Award other than Options and SARs shall be counted against this limit as 2 Shares for every one Share covered by the Award. In addition, each SAR shall be counted against this limit as one Share, regardless of whether a Share is used to settle the SAR upon exercise.

(b) If, after the effective date of the Plan, any Shares covered by an Award, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan.

(c) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(d) In the event that the Board shall determine that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 5(a), (ii) the number and type of Shares (or other securities) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 6. Options.

The Board is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Board shall determine:

(a) The purchase price per Share under an Option shall be determined by the Board; provided, however, that such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Board but shall not exceed 6 years from the date of grant thereof.

(c) The Board shall determine the time or times at which an Option may be exercised in whole or in part; provided, however, that, except in the event of a Change in Control, an Option shall not be exercisable before the expiration of six months from the date the Option is granted.

(d) The Board shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(e) Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other stock option.

(f) Section 10 sets forth certain additional provisions that shall apply to Options.

SECTION 7. Stock Appreciation Rights.

(a) The Board is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Board shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 6 years or an exercise price less than 100% of Fair Market Value of a Share on the date of grant and, except in the event of a Change in Control, shall not be exercisable before the expiration of six months from the date the SAR is granted.

(e) Section 10 sets forth certain additional provisions that shall apply to SARs.

SECTION 8. Restricted Stock.

(a) The Board is hereby authorized to grant Awards of Restricted Stock to Participants.

(b) Shares of Restricted Stock shall be subject to such restrictions as the Board may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Board may deem appropriate; provided, however, that subject to Section 11(g), Restricted Stock shall have a vesting period of not less than six months.

(c) Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(d) The Board may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock; provided, that the Committee may not waive the restriction in the proviso of Section 8(b).

(e) Section 10 sets forth certain additional provisions that shall apply to Restricted Stock.

SECTION 9. Other Stock-Based Awards.

The Board is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Board to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Board shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or any combination thereof, as the Board shall determine, the value of which consideration, as established by the Board, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

SECTION 10. Effect of Termination of Service on Awards.

Except as otherwise provided by the Board at the time an Option, SAR, or Award of Restricted Stock is granted or in any amendment thereto, if a Participant ceases to serve as a member of the Board, then:

(a) with respect to an Option or SAR:

(i) subject to Section 10(a)(ii), if termination of service is by reason of the Participant’s permanent and total disability or by reason of the Participant’s Retirement, each Option or SAR held by the Participant shall continue to remain outstanding and shall become or remain exercisable and in full force and effect in accordance with its terms until the expiration date of the Award;

(ii) if termination of such service is by reason of the death of the Participant, or if the Participant dies after permanent and total disability or after the Participant’s Retirement as referred to in Section 10(a)(i), each Option or SAR held by the Participant shall become fully exercisable at the time of the Participant’s death and may be exercised by the Participant’s Beneficiary at any time within a period of three years after death (but not after the expiration date of the Award);

(iii) if termination of such service is for any reason other than as provided in Section 10(a)(i) or (ii), each Option or SAR held by the Participant shall continue to remain outstanding and shall become or remain exercisable and in full force and effect in accordance with its terms until the first anniversary of such termination of service (but not after the expiration date of such Award);

(b) with respect to Restricted Stock:

(i) subject to Section 10(b)(ii), if termination of service is by reason of the Participant’s permanent and total disability, each Restricted Stock Award held by the Participant shall continue to remain outstanding in full force and effect and any restrictions with respect to such Restricted Stock Award shall lapse in accordance with the terms of the Award;

(ii) if termination of service is by reason of the Participant’s death, or if the Participant dies after permanent and total disability as referred to in Section 10(b)(i), any and all restrictions with respect to each Restricted Stock Award held by the Participant shall lapse at the time of the Participant’s death;

(iii) if termination of service is for any reason other than as provided in Section 10(b)(i) or (b)(ii), any Restricted Stock Award held by the Participant that remains subject to restrictions shall be canceled as of such termination of service and shall have no further force or effect.

SECTION 11. General Provisions Applicable to Awards.

(a) Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Board, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Board in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Board. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) No Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 11(e). Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Board by using forms and following procedures approved or accepted by the Board for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate.

(f) All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) Unless specifically provided to the contrary in any Award Agreement, upon a Change in Control, all Awards shall become fully exercisable, shall vest and shall be settled, as applicable, and any restrictions applicable to any Award shall automatically lapse.

SECTION 12. Amendments and Termination.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by the listing company rules of the New York Stock Exchange or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary herein, the Board may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Board may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations; and provided further that, except as provided in Section 5(d), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof.

(c) The Board shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) The Board may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 13. Miscellaneous.

(a) No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) The grant of an Award shall not be construed as giving a Participant the right to be retained in the service of the Board or the Company. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(e) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 14. Effective Date of the Plan.

The Plan shall be effective as of the date of its approval by the shareholders of the Company.

SECTION 15. Term of the Plan.

No Award shall be granted under the Plan after the date of the annual shareholders meeting in the tenth year after the effective date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Board to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK'S COMPANY

May 2, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

$ Please detach along perforated line and mail in the envelope provided. $

20503030000000000000 7	050208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors: five for a three-year term expiring in 2011.

☐  FOR ALL NOMINEES

☐  WITHHOLD AUTHORITY
        FOR ALL NOMINEES

☐  FOR ALL EXCEPT
        (See instructions below)
WITHHOLD AUTHORITY:
™ Marc C. Breslawsky
™ John S. Brinzo
™ Michael T. Dan
™ Lawrence J. Mosner
™ Carroll R. Wetzel, Jr.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

The Board of Directors recommends a vote FOR the following proposals.

		FOR	AGAINST	ABSTAIN
2.	Approve the The Brink’s Company Non-Employee Directors’ Equity Plan.	☐	☐	☐

3.	Approve the selection of KPMG LLP as an independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2008.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BRINK'S COMPANY

Proxy Card Solicited on Behalf of the Board of Directors
for Annual Meeting of Shareholders, May 2, 2008

       The undersigned hereby appoints Michael T. Dan, Austin F. Reed and Frank T. Lennon and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink's Company at the Annual Meeting of Shareholders to be held on May 2, 2008, at 1:00 p.m., Eastern Daylight Time, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.

       If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

(Continued and to be signed on the reverse side)

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